Exhibit 10.18(i)

SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT

among

GREENWOOD FINANCIAL, INC. AND CERTAIN AFFILIATES,
as Borrowers

ORLEANS HOMEBUILDERS, INC.,
as Guarantor

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WACHOVIA CAPITAL MARKETS, LLC,
as Lead Arranger

BANK OF AMERICA, N.A.,
as Syndication Agent

SOVEREIGN BANK,
as Documentation Agent

MANUFACTURERS AND TRADERS TRUST COMPANY,
as Documentation Agent

NATIONAL CITY BANK,
as Documentation Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION
FIRSTRUST BANK
GUARANTY BANK
CITIZENS BANK OF PENNSYLVANIA
COMMERCE BANK, N.A.
SUNTRUST BANK
REGIONS BANK, successor to Amsouth Bank
FRANKLIN BANK, SSB
COMERICA BANK
COMPASS BANK, an Alabama Banking Corporation
JPMORGAN CHASE BANK, N.A.
LASALLE BANK NATIONAL ASSOCIATION
DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Lenders

$440,000,000
Senior Secured Revolving Credit and Letter of Credit Facility
Dated:  As of September 30, 2008

TABLE OF CONTENTS

		Page

ARTICLE I. DEFINITIONS		2
1.1	Definitions	2
1.2	Construction of Terms	20
1.3	Accounting Reports and Principles	20
1.4	Business Day; Time	20
1.5	Charging Accounts	20

ARTICLE II. AMOUNT AND TERMS OF THE FACILITY; SECURITY FOR THE FACILITY		21
2.1	The Facility	21
2.2	Term of Facility	23
2.3	Repayment Terms	24
2.4	Interest Rate	25
2.5	Default Rate	26
2.6	Fees Payable by Borrowers	26
2.7	Prepayments	28
2.8	No Setoff or Deduction	27
2.9	Illegality	28
2.10	Notes	28
2.11	Security	28
2.12	General Provisions	30
2.13	Advances Made Through Title Company	32
2.14	Swap Contracts	32
2.15	Alternate Interest Rate	32
2.16	Taxes	33
2.17	Increased Costs	34
2.18	Designation of a Different Lending Office	35
2.19	Survival of Indemnity	35
2.20	Replacement of Lenders	36
2.21	Lending Office	36

ARTICLE III. NOTICE OF BORROWING; BORROWING BASE; BORROWING BASE AVAILABILITY		36
3.1	Notice of Borrowing	36
3.2	Admission of Projects to Borrowing Base	37

i

3.3	Borrowing Base Availability	37
3.4	Submission of Borrowing Base Certificate	40
3.5	Inspection of Projects	40

ARTICLE IV. CONDITIONS OF LENDING		40
4.1	Agreement to Make Available the Facility	40
4.2	Availability of Letters of Credit and Tri-Party Agreements	44
4.3	Conditions Precedent to Loans	44

ARTICLE V. REPRESENTATIONS AND WARRANTIES		45
5.1	Use of Proceeds	45
5.2	Incorporation, Good Standing, and Due Qualification	45
5.3	Power and Authority	46
5.4	Legally Enforceable Agreement	47
5.5	Financial Statements; Accuracy of Information	46
5.6	Conflicts	47
5.7	Consents	48
5.8	Litigation	47
5.9	Other Agreements	47
5.10	No Defaults and Outstanding Judgments or Orders	47
5.11	Taxes	47
5.12	Debt	48
5.13	Ownership and Liens	48
5.14	ERISA	48
5.15	Representations and Warranties as to Real Estate	48
5.16	No Violation	50
5.17	Accurate and Complete Disclosure	50
5.18	Compliance with Covenants	50
5.19	Solvency	50

ARTICLE VI. AFFIRMATIVE COVENANTS		49
6.1	Reporting Requirements	50
6.2	Payment of Taxes	51
6.3	Access to Properties, Books and Records	52
6.4	Maintenance of Records	52
6.5	Maintenance of Existence	53
6.6	Insurance	53
6.7	ERISA	55
6.8	Accounts	55

6.9	Compliance with Laws	55
6.10	Payment of Debt	54
6.11	[Intentionally Omitted]	54
6.12	Further Assurances	54

ARTICLE VII. NEGATIVE COVENANTS		55
7.1	Creation of Debt	55
7.2	Grant of Liens	56
7.3	Mergers and Acquisitions	56
7.4	Transaction With Affiliates	55
7.5	Use of Proceeds	55
7.6	Restricted Payments	56
7.7	Amendments of Documents Relating to Subordinated Debt	56
7.8	Second Lien Indebtedness	57
7.9	Investments.	58
7.10	Limitation on Holdings of Cash and Cash Equivalents.	60

ARTICLE VIII. FINANCIAL COVENANTS		59
8.1	[Intentionally Omitted]	59
8.2	Consolidated Tangible Net Worth	59
8.3	[Intentionally Omitted]	61
8.4	[Intentionally Omitted.]	61
8.5	Real Estate Acquisitions	61
8.6	[Intentionally Omitted]	60
8.7	Cash Flow From Operations	60
8.8	Liquidity	60
8.9	Reports Regarding Financial Covenants	60

ARTICLE IX. EVENTS OF DEFAULT		62

ARTICLE X. REMEDIES		62
10.1	Remedies of Lenders	62
10.2	Effect of Delay	63
10.3	Acceptance of Partial Payment	63
10.4	Other Available Remedies	63
10.5	Waiver of Marshalling of Assets	63
10.6	Waiver of Counterclaim	65

ARTICLE XI. THE AGENT		65
11.1	Appointment	65
11.2	Delegation of Duties	64
11.3	Exculpatory Provisions	64
11.4	Reliance by Agent	66
11.5	Non-Reliance on Agent and Other Lenders	65
11.6	Indemnification	67
11.7	Consequential Damages	66
11.8	Agent in Its Individual Capacity	66
11.9	Resignation or Removal of Agent as Administrative Agent	68
11.10	Amendments, Waivers and Consents	67
11.11	Authority	69
11.12	Borrower Default	68
11.13	Lender Default	68
11.14	Ratable Sharing	71
11.15	Documentation	70

ARTICLE XII. INTENTIONALLY OMITTED.		70

ARTICLE XIII. MISCELLANEOUS		72
13.1	Modifications	72
13.2	Binding Nature	72
13.3	Governing Law	72
13.4	Time of Performance	72
13.5	Severability	71
13.6	Captions	71
13.7	Computations	71
13.8	Continuing Obligation	71
13.9	Assignment and Participation	73
13.10	Notices	74
13.11	Cumulative Remedies	78
13.12	Third Party Beneficiaries	77
13.13	Entire Agreement	77
13.14	Counterparts	77
13.15	Expenses and Indemnification	77
13.16	Relationship of Parties	80
13.17	Joint and Several Liability	79

13.18		Damage Waiver	79
13.19		Publicity	79
13.20		No Implied Waiver	79
13.21		USA Patriot Act	81
13.22		Taxes	81
13.23		Conflict; Construction of Documents; Reliance	81
13.24		Jurisdiction	80
13.25		Waiver of Jury Trial	82
13.26		Existing Credit Agreement; No Novation	81
13.27		Releases.	81
13.28		Electronic Execution of Assignments	84

Exhibits

1.1C	-	Form of Joinder
1.1E	-	Form of Line of Credit Note
1.1F	-	Notice of Borrowing of a Loan
2.1.4.2	-	Form of Application and Agreement for Irrevocable Standby Letter of Credit
3.4	-	Form of Borrowing Base Certificate
8.9	-	Form of Covenant Compliance Certificate
13.9	-	Form of Assignment and Acceptance

Schedules

1.1A	-	Schedule of Borrowers
1.1B	-	Schedule of Commitments
1.1D	-	Schedule of Outstanding Letters of Credit and Tri-Party Agreements
1.1G	-	Schedule of Existing Debt
5.1	-	Schedule of Ownership and Jurisdiction of Organization
5.8	-	Schedule of Litigation
5.13	-	Schedule of Projects
7.9	-	Schedule of Existing Cost-Sharing Partnerships
13.27.2	-	Schedule of Limited Waiver Project

v

SECOND AMENDED AND RESTATED
REVOLVING CREDIT LOAN AGREEMENT

This Second Amended and Restated Revolving Credit Loan Agreement (“this Agreement”), made as of the 30th day of September, 2008, by and among GREENWOOD FINANCIAL, INC., a Delaware corporation (“Master Borrower”), each of the other entities identified on Schedule 1.1A that is attached hereto as Borrowers, the Lenders who are or may become a party hereto, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent for the Lenders (“Agent”).

BACKGROUND

A.            Master Borrower is a corporation principally formed to engage in financing transactions with and on behalf of the Guarantor and the other Borrowers.  Each of the other Borrowers is a corporation, limited partnership or limited liability company formed to acquire land in one or more of the States of Pennsylvania, New Jersey, New York, Maryland, Illinois, Delaware, Virginia, North Carolina, South Carolina and Florida, to improve such land with residential dwellings, and to sell such dwellings, or to invest in Eligible Affiliates formed for such purposes (the “Business”).

B.            Pursuant to that certain Amended and Restated Revolving Credit Loan Agreement dated as of December 22, 2004 (the “Original Credit Agreement”), executed by Master Borrower, certain of the other Borrowers, Agent and certain of the Lenders, such Lenders agreed to provide a credit facility to Borrowers on the terms and conditions contained in the Original Credit Agreement to finance Borrowers’ acquisition of residential real estate and construction activities.

C.            Pursuant to that certain Amended and Restated Revolving Credit Loan Agreement dated as of January 24, 2006 (as amended prior to the date hereof, the “Existing Credit Agreement”), executed by Master Borrower, certain of the other Borrowers, Agent and certain of the Lenders, such Lenders agreed to amend and restate the Original Credit Agreement on the terms and conditions contained in the Existing Credit Agreement.

D.            Borrowers and Lenders desire to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein, and to continue to secure all of the Indebtedness hereunder and under the other Loan Documents with a first priority Lien on certain Projects, and Guarantor desires to continue its guaranty of the Indebtedness hereunder and to continue to secure its guaranty with a first priority lien on all of its deposit accounts held at a Lender and any income tax refunds received or payable to Borrowers or Guarantor after the Closing Date.

NOW, THEREFORE, in consideration of their mutual covenants and agreements herein contained, the parties hereto hereby amend and restate the Existing Credit Agreement in full and, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.  In addition to other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Agent.

“Advance” means the cash that Lenders advance to a Borrower under the Facility, all subject to and in accordance with the provisions of Article II hereof.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means Wachovia Bank, National Association, in its capacity as agent for Lenders, and any successor thereto appointed pursuant to Section 11.9.

“Agreement” means this Second Amended and Restated Revolving Credit Loan Agreement, and any schedules, exhibits, riders, extensions, supplements, amendments, or modifications to this Amended and Restated Revolving Credit Loan Agreement.

“Alternate Interest Rate” means, on any day, the per annum rate of interest that is equal to the sum of (i) the Federal Funds Rate in effect on such day plus (ii) one-quarter of one percent (0.25%) per annum (that is, 25 “basis points”) plus (iii) the Applicable Spread in effect on such day.

“Applicable Spread” means 5.00% per annum.

“Appraisal” means an appraisal or re-appraisal, on a fair market value basis, of a Project that (i) is directed to Agent and, if the Project is not admitted to the Borrowing Base as of the date hereof, is dated not earlier than six (6) months before the date the Project is admitted to the Borrowing Base, (ii) contains terms and conditions satisfactory to Agent and (iii) conforms in all respects to Title X of the Federal Financial and Institutional Reform, Recovery and Enforcement Act of 1989 (FIRREA).  The cost of each Appraisal shall be paid by Borrowers.

“Appraised Value” means, with respect to the Real Estate, Units and Improvements in any Project, the value thereof as determined pursuant to Section 3.3.4.  The “Appraised Value” of Improved Land and Units shall be determined on an “as completed” basis in accordance with Section 3.3.4.

“Approved Bank” any commercial bank incorporated under the laws of the United States or any state thereof, having capital and unimpaired surplus in excess of $500,000,000.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Jurisdiction” means the States or Commonwealths of Pennsylvania, New Jersey, New York, Maryland, Illinois, Delaware, Virginia, North Carolina, South Carolina, Florida, and such other State or Commonwealth as may from time to time be approved by Requisite Lenders.

“Approved Land” means land that has received all Governmental Approvals necessary for immediate development as for-sale residential housing, other than building permits; provided that land that has received all such Governmental Approvals except for state- and federally-issued permits (but not local subdivision and land development approvals, which may, however, be conditioned upon the receipt of state- and federally-issued permits) that the owning Borrower in good faith believes will be issued within 120 days may be included in the Borrowing Base as “Approved Land” for a period of 120 days; provided further that if all such state- and federally-issued permits are not issued within such 120 day period, such land shall no longer be deemed to be “Approved Land” until all such state- and federally-issued permits are actually obtained.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 13.9.1), and accepted by Agent, in substantially the form of Exhibit 13.9 attached hereto or any other form approved by Agent.

“Authorized Signer” means any of the Persons listed on the certificate to be delivered to Agent at Closing in accordance with Section 4.1.6 or on any replacement certificate with respect thereto subsequently delivered to Agent at any time.

“Bankruptcy Code” means Title 11 of the United States Code as now or hereafter in effect, or any successor statute.

“Borrower” means, individually and at any time, Master Borrower, each Person identified on Schedule 1.1A and each Eligible Affiliate which has theretofore qualified as a “Borrower” pursuant to Section 2.1.1.3, together with any Person that is a successor to all or substantially all of the assets and liabilities of any Person that immediately prior to such succession was a Borrower (including, in particular, any liabilities of such Person arising out of this Agreement or any other Loan Document) and which succession was a result of any merger, consolidation, conversion or other reorganization undertaken pursuant to an Internal Reorganization; provided that if any entity that is a successor to any Borrower(s) as a result of an Internal Reorganization was not previously a Borrower, such entity shall promptly execute and deliver to Agent and the Lenders such documents as are required to be executed and delivered by new Borrowers by Section 2.1.1.3.

“Borrowing Base” means at any time the Real Estate, Lots, Improvements and Units (excluding (i) dwelling units in any mid-rise or high-rise structure containing more than three (3) stories of space for residential occupancy and (ii) any asset classified as “Inventory not Owned” (FASB 46) on Guarantor’s or any Borrower’s balance sheet) that are part of Borrowing Base Projects, subject to the limitations contained in this Agreement.  The Borrowing Base shall change from time to time as provided herein.  The Borrowing Base may not include any Real Estate, Lots, Improvements or Units (i) owned by a Borrower that is not a wholly-owned Affiliate of Guarantor or (ii) that is not part of an Eligible Project.

“Borrowing Base Availability” means, at any time, (i) the amount determined pursuant to Section 3.3, based on the most recently delivered Borrowing Base Certificate, minus (ii) the aggregate amount of liability of Agent under then-outstanding Financial Letters of Credit, minus (iii) the aggregate amount of Swing Line Loans outstanding, minus (iv) the aggregate principal amount of all OHI Financing Subordinated Debt that by its terms matures within one (1) year and Subordinated Debt that by its terms matures within one (1) year.

“Borrowing Base Certificate” means a certificate in the form as shown on Exhibit 3.4, attached hereto, the purpose of which is to state, on a per Lot and per Unit basis, the amount of the Borrowing Base Availability as of the date thereof.

“Borrowing Base Project” means an Eligible Project that is then included in the Borrowing Base Certificate most recently delivered to Agent.

“Business” has the meaning defined in the Recitals of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, a public holiday under the laws of the Commonwealth of Pennsylvania or of the State of North Carolina or another day on which banking institutions in such jurisdictions are authorized or obligated to close.

“Capital Lease” means all leases that have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Stock” means the capital stock of or other equity interests in a Person.

“Cash” means money, currency or a credit balance in an unrestricted deposit account or a securities account controlled by a Borrower or Guarantor.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one (1) year from the date of acquisition, (ii) time deposits, certificates of deposit or bankers’ acceptances of any Approved Bank, with such deposits, acceptances or certificates having maturities of not more than one (1) year from the date of acquisition, (iii) repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clauses (i) and (ii) above entered into with any Approved Bank, (iv) commercial paper or finance company paper issued by any Person incorporated under the laws of the United States or any state thereof and rated at least A-1 or the equivalent thereof by Standard & Poor’s Corporation or at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc., and in each case maturing not more than one year after the date of acquisition, and (v) investments in money market funds or mutual funds, at least eighty-five percent (85%) of whose assets consist of securities and other obligations of the type described in clauses (i) through (iv) above.  All such Cash Equivalents must be denominated solely for payment in Dollars.  Overnight deposits and demand deposits maintained in the ordinary course of business shall be considered cash.

“Cash Flow Coverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of Guarantor’s CFFO to Debt Service for the Relevant Accounting Period then ended.

“Cash Flow from Operations” and “CFFO” means, with respect to each Relevant Accounting Period, (i) net cash provided from (or used in) operating activities plus (ii) proceeds from the disposition of Model Units that are subject to a sale-leaseback transaction, to the extent that such proceeds are not included in net cash provided from operating activities, plus (iii) interest expensed in the cost of goods sold plus (iv) interest expensed from operations, minus (v) interest income.

 “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Closing” and “Closing Date” means the date on which each of the Loan Documents has been executed and delivered by all of the parties thereto and Borrowers have satisfied all of the conditions contained in Section 4.1 or such conditions have been waived in accordance with the provisions of Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral” means, at any time, (i) all income tax refunds and proceeds thereof received by Borrowers and Guarantor or payable to Borrowers and Guarantor after the Closing Date, and (ii) all real, personal or other property that is encumbered by a Mortgage or is otherwise subject to a Lien as security for the Indebtedness.

“Commitment” means, as to any Lender, the obligation of such Lender to make Loans to Borrowers hereunder and to honor drawings and demands under Letters of Credit and Tri-Party Agreements issued or executed hereunder, in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1B hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Consolidated Tangible Net Worth” means (i) Guarantor’s GAAP net worth (excluding the effects of any other comprehensive income (loss) attributable to any Swap Contract) minus (ii) goodwill, patents, trademarks, tradenames, organization expense, unamortized debt discount and expense and other intangibles as shown in the Financial Statements as of the last day of the Last Reported Fiscal Quarter plus (iii) the amount of any unfunded liability attributable to Guarantor’s Supplemental Executive Retirement Plan (but only to the extent of any intangible asset attributable to such plan) plus (iv) the amount of any fees paid to Lenders pursuant to Section 2.6.5.

“Consolidated Total Assets” means, as of any date, all assets of Guarantor, as shown on Guarantor’s most recent Financial Statements.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Compliance Certificate” means a certificate in the form attached hereto as Exhibit 8.7.

“Cost Incurred” means, at any time with respect to Lots and Units, the then-current book value thereof, determined in accordance with GAAP.

“Debt” mean, for any Person as of any date, without duplication, all (i) indebtedness or liability for borrowed money; (ii) obligations, whether or not for money borrowed (a) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (b) evidenced by bonds, debentures, notes or similar instruments, or (c) constituting purchase money indebtedness, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (iii) master lease obligations and obligations that are treated as capitalized leases under GAAP; (iv) reimbursement obligations under surety bonds, letters of credit and/or tri-party agreements issued with respect to Improvements (whether or not the same have been presented for payment); (v) reimbursement obligations under Financial Letters of Credit and surety bonds (regardless of whether the same have been presented for payment); (vi) obligations, contingent or otherwise, under any synthetic lease, tax retention operating lease, off balance sheet loan or similar off balance sheet financing arrangement if the transaction giving rise to such obligation (a) is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease under GAAP and (b) does not (and is not required pursuant to GAAP to) appear as a liability on the balance sheet of a Person; (vii) liabilities arising under any “swap agreement” (as that term is defined in 11 U.S.C. § 101, as heretofore or hereafter amended; and (viii) without duplication, all liabilities of third parties of the type described in (i)–(vii), inclusive, that are guaranteed by or otherwise recourse to a Person, whether or not the obligations have been assumed.  Notwithstanding anything to the contrary in this definition of Debt, Debt shall not include (i) the amount of any Permitted Debt that is attributable to any Option Agreement, or (ii) any obligation arising out of the sale and/or sale and leaseback of any model Units, provided that (a) each such transaction (or series of transactions) with any purchaser or group of affiliated purchasers shall be with respect to five (5) or fewer model Units in the aggregate, (b) Agent determines, in its sole discretion, that if the Borrower, Guarantor or any wholly-owned subsidiary of either that is party to such transaction defaults thereunder, such entity shall have no material financial obligation and no material liability as a consequence of such default, other than the termination of the transaction, and (c) the maximum aggregate amount that may at any time be excluded from Debt pursuant to this clause (ii) shall not exceed $10,000,000.

“Debt Service” means, with respect to a Relevant Accounting Period, (i) interest paid (whether expensed or capitalized) as reported on Guarantor’s Financial Statements (but excluding interest attributable under GAAP to any Option Agreement) plus (ii) required principal payments on any Debt (excluding (a) with, respect to any permitted purchase money mortgage debt, release prices paid upon the conveyance of any Unit, (b) principal payments of Loans, Swing Line Loans and Letter of Credit Advances, and (c) any payments made pursuant to any Option Agreement) plus (iii) mandatory preferred stock dividends, minus (iv) interest income, minus (v) to the extent included in the calculation of interest paid in clause (i) above, any amortized deferred financing costs related to all amendments to the Existing Credit Agreement, this Agreement and/or the OHI Financing Subordinated Debt and any future amendments to any of the foregoing.

 “Default Rate” means a rate of interest that is equal to the applicable Interest Rate otherwise payable with respect to Loans plus four percent (4%) per annum.

“Deposit Account” means a demand, time, savings, passbook or like account with a federally insured bank or savings and loan association, other than an account evidenced by a negotiable certificate of deposit.

“Designated Officer” means Julie Pasceri-Young or any other person designated in writing by Agent as its representative for the purpose of receiving notice hereunder.

“Development Land” means Approved Land on which the construction of Improvements has been commenced and is in process.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“Eligible Affiliate” means an entity that, directly or indirectly, is 100% owned by Guarantor.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, and (iv) any other Person (other than a natural person) approved by (a) Agent and (b) unless an Event of Default has occurred and is continuing, Master Borrower, on behalf of all Borrowers (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include Guarantor or any of Guarantor’s Affiliates.

 “Eligible Project” means a Project that has satisfied the conditions for inclusion in the Borrowing Base set forth in Section 3.2.2.

“Environmental Condition” means any condition affecting (i) the work place where business operations take place, or (ii) any natural resource, including without limitation the air, soil, surface and groundwater which must be reported to a Governmental Authority or which must be remediated under any of the Environmental Laws.

“Environmental Law” means any presently existing or hereafter enacted or decided federal, state or local statutory or common law relating to pollution or protection of the environment, including without limitation, any common law of nuisance or trespass, and any law or regulation relating to emissions, discharges, releases or threatened release of pollutants, contaminants or chemicals or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemicals, or industrial, toxic or hazardous substances or wastes.

“Environmental Report” means a Phase I (and, if recommended by a Phase I, a Phase II) environmental site assessment that is (i) prepared with respect to Real Estate in accordance with Agent’s then-current protocol for environmental studies of land for residential development by a qualified environmental engineer acceptable to Agent in its reasonable business judgment, (ii) if the Real Estate is not part of a Borrowing Base Project as of the date hereof, dated not earlier than twelve (12) months prior to the Project’s admission to the Borrowing Base and (iii) if not addressed to Agent, as agent for the Lenders, accompanied by a reliance letter (in form acceptable to Agent in good faith) addressed to Agent as agent for the Lenders.  Borrowers shall be responsible for the cost of each such Environmental Assessment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“ERISA Affiliate” means any trade or business (whether or not incorporated), which together with any Borrower or Guarantor (or some or all of them) would be treated as a single employer under Section 4001 of ERISA.

“Eurocurrency Reserve Requirements” means, for any day as applied to a Loan, a Swing Line Loan or a Letter of Credit Advance, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System.

“Event of Default” or “Default” means any of the events specified in Article IX, and elsewhere in this Agreement, upon the occurrence of which the Lenders may exercise their rights and remedies hereunder and/or under the other Loan Documents.

“Excluded Taxes” means, with respect to Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrowers hereunder, (i) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower is located and (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrowers under Section 13.9.7 hereof), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.16.5 hereof, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax pursuant to Section 2.16.1 hereof.

“Existing Credit Agreement” has the meaning defined in the Recitals to this Agreement.

“Facility” means the credit facility under which (i) Loans may be borrowed, repaid and reborrowed, in the maximum outstanding amount of the Revolving Sublimit, (ii) Letters of Credit and Tri-Party Agreements (including those presently existing) may be issued or executed by an Issuer on behalf of Lenders in the aggregate maximum undrawn amount not exceeding, at any time, the Letter of Credit Sublimit, and (iii) Swing Line Loans may be borrowed, repaid and reborrowed in the maximum outstanding amount of the Swing Line Limit, all as more fully described in Article II.

“Facility Amount” means $440,000,000, or such lower amount resulting from a permanent reduction in the Facility Amount in accordance with the terms of this Agreement; provided that (i) from the Closing Date through December 31, 2008, the aggregate amount of outstanding Loans, Swing Line Loans and liability under Letters of Credit and Tri-Party Agreements shall not exceed $425,000,000, and (ii) the Facility Amount shall be permanently reduced to $415,000,000 on July 1, 2009 if the Facility Amount has not otherwise been reduced to or below $415,000,000 in accordance with the terms of this Agreement prior to July 1, 2009.  In each case, the Facility Amount includes the Revolving Sublimit, the Letter of Credit Sublimit and the Swing Line Limit.

“Federal Funds Rate” means for any day the rate per annum, based on a year of 360 days and actual days elapsed, and rounded upward to the nearest 1/100th of one percent (0.01%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date; provided that, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the “Federal Funds Effective Rate” for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

“Financial Letters of Credit” has the meaning defined in Section 2.1.3.

“Financial Statements” mean the reports of financial condition required to be delivered pursuant to Sections 6.1.1 and 6.1.2.

“Fiscal Quarter” means each of the three (3) month periods that ends on the last day of the third (3rd), sixth (6th), ninth (9th) and twelfth (12th) months of a Fiscal Year.

“Fiscal Year” means the period of twelve (12) consecutive calendar months on the basis of which Guarantor reports its income for GAAP purposes, which twelve (12) month period currently ends on each June 30.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which any Borrower is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“Funding Date” means the Business Day on which a Loan or Swing Line Loan is advanced.

“GAAP” means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board as in effect on the date hereof or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination and which are applied on a consistent basis.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means Orleans Homebuilders, Inc., a Delaware corporation.

“Guaranty” means the guaranty and suretyship agreement executed by the Guarantor pursuant to Section 2.11.1.1.

“Improved Land” means Approved Land that is fully developed with Improvements that have been completed (other than the finish paving of streets).

“Improvements” means the site improvements required for the development, improvement and sale of a Project, including, but not limited to, roads, curbs, sidewalks, storm water drainage lines and facilities and water and sewer lines and facilities.

“Indebtedness” means all obligations owing to the Agent or Lenders, or any of them, under this Agreement, the Line of Credit Notes, the Swing Line Note and any Swap Contract (including, but not limited to, the repayment of the Loans, Letter of Credit Advances, Swing Line Loans and all interest and other charges due thereon and hereunder), and all other Loan Documents, whether for past, present or future advances, renewals, extensions, modifications, interest, late charges, costs and fees of any type or otherwise.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Interest Rate” means, on any day, the sum (expressed as a per annum rate of interest) of (i) the LIBOR Market Index Rate as of such day plus (ii) the Applicable Spread in effect on such day.

“Internal Reorganization” means (i) any reorganization (a) between or among any Borrower or Borrowers and Guarantor or (b) between or among any Borrower and one or more other Borrowers or (c) any combination thereof, by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Borrower (whether in one transaction or in a series of transactions) or (b) any conversion from one form of entity to another (e.g., conversion from a corporation to a limited liability company); provided that (a) the Guarantor shall preserve and maintain its status as a validly existing corporation, and (b) all assets, liabilities, obligations and guarantees of any Borrower party to such reorganization will continue to be held by such Borrower or be assumed by another Borrower or Guarantor.

“Inventory Impairments” means the “after-tax” (with the after-tax effect determined in accordance with GAAP) dollar amount of any impairment charges, write-downs, asset write-offs, abandonment charges and deposit forfeitures or write-offs of other pre-acquisition costs and similar amounts and the amortization of intangibles arising pursuant to GAAP, and other similar accruals or expenses, in each case recorded or accrued to or against any asset (including without limitation owned or controlled Land, Units, works in progress, option contracts and/or other similar items).

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrowers or Guarantor of, or of a beneficial interest in, any Securities (other than Cash or Cash Equivalents) of any other Person (excluding any Borrower or Guarantor), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Borrower or Guarantor from any Person other than a Borrower or Guarantor, of any equity Securities of such Person or (iii) any direct or indirect loan, advance or capital contribution by any Borrower or Guarantor to any other Person (other than a Borrower or Guarantor), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“Issuer” means (i) each Lender that has heretofore issued a Letter of Credit or executed a Tri-Party Agreement and (ii) Agent.

“Joinder” means a joinder and assumption agreement, in the form attached hereto as Exhibit 1.1C, to be executed by each Eligible Affiliate that hereafter becomes a Borrower and to be attached to each Note, whereby such Eligible Affiliate shall assume and agree to pay, jointly and severally with all other Borrowers, the Indebtedness.

“Joint Venture” means an entity that is engaged principally in the business of for-sale residential real estate and in which Guarantor, directly or indirectly, owns at least a 30% interest.

“Land” means, at any time, Raw Land, Approved Land, Development Land and Improved Land, excluding Lots (i) that are subject to Qualifying Agreement of Sale or (ii) on which Units are then being constructed.

“Land Sales Impairments” means the “after tax” (with the after-tax effect determined in accordance with GAAP) dollar amount of losses (including without limitation any loss on sale), impairment charges, write-downs, asset write-offs and other similar impairments, accruals or expenses that are attributable to the settlement of the sale of any Land and/or Units and that are accrued or recorded.

“Last Reported Fiscal Quarter” means, on any date, the later of (i) the Fiscal Quarter most recently concluded that ended at least 50 days before such date or (ii) the most recent Fiscal Quarter with respect to which Borrower has delivered to Agent a report as required by Section 6.1.2.

“Lender” means each Person executing this Agreement as a Lender, as set forth on the signature pages hereto, and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 13.9.

 “Lending Office” means with respect to a Lender, the office, branch, subsidiary or affiliate of such Lender identified in the questionnaire delivered by such Lender to Agent or otherwise selected by such Lender pursuant to Section 2.18 hereof.

“Letter of Credit” means (a) each letter of credit identified on Schedule 1.1D which has heretofore been issued with respect to a Borrowing Base Project or to developments previously completed by a Borrower or which is a Financial Letter of Credit, (b) each letter of credit issued by Agent on behalf of the Lenders for the benefit of Borrower that are to be issued by Agent to be for the purpose of providing security for (i) the construction by a Borrower of Improvements and other municipal and public facilities related to Borrowing Base Projects deemed to be financed under the Revolving Sublimit by their inclusion in the Borrowing Base, (ii) maintenance by a Borrower of Improvements and other municipal and public facilities related to the Borrowing Base Projects financed under the Revolving Sublimit, (iii) deposits under purchase contracts for residential land to which a Borrower is a party, as permitted by Section 8.5, but excluding deposits for Real Estate subject to a purchase money mortgage constituting a Permitted Lien, and (iv) general working capital and corporate purposes that are necessary for the operation of the Business of any Borrower, including for maintenance by a Borrower or by an Eligible Affiliate of public improvements with respect to a residential development that is not, and has not been, a Borrowing Base Project, and (c) any letter of credit issued by Agent in favor of any bank that is not a Lender to secure any Borrower’s reimbursement obligations on account of letters of credit and tri-party agreements issued by such bank of the type described in clause (b) (i) or (b) (ii) of this definition or in the definition of “Tri-Party” Agreement contained herein, as identified on Schedule 1.1.D.  Notwithstanding the foregoing, no Letter of Credit may be issued in connection with any Joint Venture or any Person that is not a Borrower or a Guarantor, except that Issuer may issue Letters of Credit solely to the extent required to comply with the reserve requirements under the OHI Financing Subordinated Debt in an aggregate amount not to exceed $7,500,000.

“Letter of Credit Advance” has the meaning defined in Section 2.1.4.4.

“Letter of Credit Sublimit” means $60,000,000.

“LIBOR Market Index Rate” means, for any day, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                     1-month LIBOR Rate

1.0  –  Eurocurrency Reserve Requirements

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Line of Credit” means the commitment of Lenders to make Loans to Borrowers from time to time in the maximum aggregate amount equal to the lesser of (i) the Revolving Sublimit or (ii) the amount of then-current Borrowing Base Availability.

“Line of Credit Note” means each of the promissory notes made by Master Borrower and each Eligible Affiliate that is party to this Agreement as of the date hereof, payable to the order of each Lender and substantially in the form of Exhibit 1.1E hereto, evidencing the Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Liquidity” means, at any time, the sum of all (i) Cash, cash from the sale of settled Units due from title companies, and Cash Equivalents of Guarantor and all Borrowers, each on a consolidated basis plus (ii) the amount by which the then-current Borrowing Base Availability exceeds the then-outstanding principal balance of the Loans.

“Loan” or “Loan(s)” means, individually or collectively, the Line of Credit and any Advances thereunder.

“Loan Document(s)” means this Agreement, the Notes, the Mortgages, the Guaranty, the Security Agreement, Letters of Credit and all documents executed in connection with the Loans evidenced by this Agreement and the Notes, and may include, without limitation, all certificates issued with respect to any of the foregoing and any renewals or modifications thereof.

“Loan Fees” means the various fees payable by Borrowers from time to time pursuant to Section 2.6.

“London Business Day” means any Business Day on which commercial banks are open for international business (including dealings in Dollar deposits) in London and in Charlotte, North Carolina.

“Lot” or “Lots” shall mean the portions of Real Estate that have been approved for construction thereon of a single family Unit.

“Master Borrower” has the meaning defined in the Introductory Paragraph to this Agreement.

“Material Adverse Effect” means, with respect to Borrower, Guarantor, or any of them, a material and adverse effect upon the business, properties, assets, operations or condition (financial or otherwise) of Guarantor and Borrower and their respective subsidiaries taken as a whole, or upon their ability to perform their respective obligations under the Loan Documents in accordance with their respective terms.

“Maturity Date” means December 20, 2009.

“Mortgage” or “Mortgages” means the mortgages or deeds of trust (as appropriate for the jurisdiction in which the Project subject thereto is located) granted to Agent (for the ratable benefit of the Lenders) or to a wholly-owned subsidiary of Agent as trustee for Agent (including master consolidations and restatements of the Assigned Security Instruments) (for the ratable benefit of the Lenders), which shall be security for the repayment of the Indebtedness, and shall constitute first lien(s) upon the Project(s).  The Mortgages shall be in a form prepared by and acceptable to Agent.

“Multiemployer Plan” means a Plan described in Section 4001(a)(3) of ERISA that covers employees of either of a Borrower or any ERISA Affiliate.

“Net Asset Sale Proceeds”, with respect to any sale of any Real Estate, Lot or Unit, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such sale, net of any bona fide direct costs incurred in connection with such sale, including (i) transfer taxes or similar taxes customarily paid by seller, (ii) income taxes reasonably estimated to be actually payable within two years of the date of such sale as a result of any gain recognized in connection with such sale and (iii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Debt (other than the Indebtedness) that is (a) secured by a purchase money mortgage on the Lot or Unit in question and that is required to be repaid under the terms thereof as a result of such sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Borrower or Guarantor, and (iv) such other normal and customary charges and costs paid or credited by Borrower or Guarantor as seller (including, but not limited to, sales commissions, settlement charges, real estate taxes, sales incentives and credits, recording fees, escrows for uncompleted items, and title company charges).

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from the (i) issuance of Capital Stock of any Borrower or Guarantor or Eligible Affiliate to a Person that is not a Borrower or Guarantor and (ii) capital contributions made by a holder of Capital Stock of any Borrower or Guarantor or Eligible Affiliate if such holder is not a Borrower or a Guarantor (in each case, exclusive of equity issued and stock options granted to employees or directors under compensation plans).

“New York Mortgage” means each Mortgage that encumbers a Project located in the State of New York.

“Notes” means the Line of Credit Notes and the Swing Line Note; “Note” means any of such Notes.

“Notice of Borrowing” means a written notice from a Borrower to Agent, in the appropriate form that is attached hereto as Exhibit 1.1G, requesting that a Loan or a Swing Line Loan in a specified amount be advanced to such Borrower on a specified Funding Date.

“1-month LIBOR Rate” means, with respect to each day, the rate for Dollar deposits of one-month maturity as reported on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such day or if such day is not a London Business Day, then the immediately preceding London Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

 “OHI Financing Subordinated Debt” means the Debt incurred pursuant to (i) that certain Junior Subordinated Indenture dated as of November 23, 2005, between OHI Financing, Inc. and JPMorgan Chase Bank National Association, as amended by the Supplemental Indenture and (ii) that certain Junior Subordinated Indenture dated as of September 20, 2005, among OHI Financing, Inc., Guarantor and Wilmington Trust Company, including in each case without limitation any guaranty of such Debt by Guarantor together with any refinancing, renewal, replacement Debt, defeasance or refund thereof in accordance with the provisions of Section 7.7.

“Option Agreement” means an agreement of sale or purchase, option agreement, or any similar agreement executed by a Borrower or Guarantor, or a subsidiary of either, whereby such entity has the right to purchase Land or Units previously owned by a Borrower, Guarantor or a wholly-owned subsidiary of either, or portions thereof (except any such agreement giving rise to any liability recorded or reflected (or which would typically be recorded or reflected) on Guarantor’s balance sheet pursuant to GAAP as “Inventory not owned - Variable Interest Entities” and “Inventory not owned — Other Financial Interests”); and provided further that any such agreement shall be deemed to be an “Option Agreement” only if Agent determines, in its sole discretion, that, in the event of any default by such entity under such agreement such entity shall have no material financial obligations and no material liability as a consequence of such entity’s default thereunder (other than the termination of such agreement and/or forfeiture of any deposit made or other amounts paid in connection with such agreement).

“Organizational Documents” means, with respect to any entity, its articles of incorporation, by-laws, partnership agreement, certificate of limited partnership, limited liability company organization or formation agreement, limited liability company certificate or articles of formation and trust indenture, as appropriate to the entity.

“Original Credit Agreement” has the meaning defined in the Recitals to this Agreement.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” has the meaning set forth in Section 13.9.4 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” means:

(i)                                     the Indebtedness;

(ii)                                  normal operating liabilities such as trade accounts payable, taxes payable, lease obligations and customer deposits and unsecured notes given as deposits under agreements of sale for the purchase of Real Estate, Units or Lots in the ordinary course of business;

(iii)                               reimbursement obligations under surety bonds, Letters of Credit or Tri-Party Agreements (whether or not the same have been presented for payment);

(iv)                              purchase money mortgages in existence on the Closing Date with respect to Projects not in the Borrowing Base as of the Closing Date and set forth of Schedule 1.1G, each as in effect, and in the principal amount outstanding on the Closing Date;

(v)                                 purchase money mortgage loans borrowed in connection with the acquisition of Real Estate, Units or Lots permitted under Section 8.5; provided that such purchase money loan is non-recourse to any asset other than the asset being acquired and so long as no payments of interest or principal are, or are required to be paid in respect thereof prior to the Maturity Date;

(vi)                              the guaranty, as in effect on the Closing Date, or as thereafter modified, amended or replaced with Agent’s consent in accordance with Section 7.7, by Guarantor of the OHI Financing Subordinated Debt;

(vii)                           obligations constituting deposits under agreements of sale for Units;

(viii)                        Debt for GAAP purposes attributable to Option Agreements, but only to the extent that the original notional principal amount of such Debt does not exceed $35,000,000; and

(ix)                                any Debt arising out of any loan from one Borrower to another Borrower or Guarantor or any loan from Guarantor to any Borrower.

 “Permitted Liens” shall mean:

(i)                                     Liens for taxes, assessments, or similar charges, incurred in the ordinary course of business and which are not yet due and payable;

(ii)                                  Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in for construction thereon and of Units, and none of which is violated in any material respect by existing or proposed structures or land use;

(iii)                               Liens, security interests or mortgages in favor of Agent for the benefit of the Lenders to secure the Indebtedness;

(iv)                              Liens securing Permitted Debt set forth on Schedule 1.1G;

(v)                                 Liens on Real Estate, Units or Lots that secure purchase money loans made by the sellers of such Real Estate that are Permitted Debt and which, except for purchase money mortgages permitted pursuant to Section 8.5, are subordinate, in lien, priority and, during the pendency of an Event of Default, payment of the Mortgage that encumbers such Project; and

(vi)                              Liens shown on title insurance policies accepted by Agent.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any plan established, maintained, or to which contributions have been made by either of the Borrower or any ERISA Affiliate.

“Prescribed Laws” means, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT ACT), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq. and (d) all other statutes and laws relating to money laundering or terrorism.

“Prohibited Transaction” means any transaction set forth in Section 4006 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

“Project” means, at any time, a tract of Real Estate or Lots in an Approved Jurisdiction, including all Units and/or Improvements constructed or to be constructed thereon and that is then owned by a Borrower or Guarantor.

“Pro Rata Share” means, as to any Lender at any time, the ratio of (i) the amount of the Commitment of such Lender to (ii) the aggregate Commitment of all of the Lenders.  The Pro Rata Share of each Lender as of the date of this Agreement is shown on Schedule 1.1B.

“Qualifying Agreement of Sale” means a valid, bona-fide agreement of sale for a Unit with an unrelated third-party purchaser who is not an Affiliate of Guarantor or of any Borrower, for fair market value, subject to the following conditions and limitations:

(i)                                     provides for a cash deposit of at least 5% of the purchase price, except that the cash deposit with respect to agreements of sale for Units in the Richmond, Virginia, MSA may be $10,000 in lieu of 5% of the purchase price; and

(ii)                                  contains no contingency other than for a mortgage commitment which does not exceed 95% (97% if the required mortgage is to be FHA-insured) of the gross sales price of the Unit and which is not contingent upon the sale or lease of any other real estate (and which contingency provision (unless the subject Unit is in the Richmond, Virginia, MSA) specifically provides that if the financing commitment does include such a sale or lease contingency, such contingency will not affect the purchaser’s obligation to close under the agreement of sale).

“Raw Land” means land located in an Approved Jurisdiction that is neither Approved Land nor Improved Land.

“Real Estate” means all Raw Land, Approved Land, Development Land and Improved Land, fee simple title to which is now or hereafter owned by a Borrower and upon which it intends to construct (or has constructed) Improvements and Units.

“Reduction Date” has the meaning defined in Section 2.6.5.

“Regulated Substances” means any substance the manufacture, storage, use, generation, treatment, disposal, transportation or other management of which is regulated by any of the Environmental Laws.

“Relevant Accounting Period” means, at any time, the period of four (4) consecutive Fiscal Quarters, the last of which is the Last Reported Fiscal Quarter.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA.

“Requisite Lenders” means, at any date, any combination of Lenders whose Pro Rata Shares aggregate at least sixty six and two-thirds percent (66-2/3%).

“Revolving Sublimit” means $440,000,000; provided that (i) from the Closing Date through December 31, 2008, the aggregate amount of outstanding Loans shall not exceed $425,000,000, and (ii) the Revolving Sublimit shall be permanently reduced to $415,000,000 on July 1, 2009.

“RICO” means the Racketeer Influenced and Corrupt Organization Act, as amended by the Comprehensive Crime Control Act of 1984, 18 USC §§1961-68, as amended from time to time.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Security Agreement” means the security agreement executed by Borrowers and Guarantor pursuant to Section 2.11.1.3.

“Solvent”,  with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Subordinated Debt” means Debt for borrowed money, the repayment of which by its terms is subordinated to the Indebtedness on terms and conditions satisfactory to Agent.

“Swap Contract” means any “swap agreement” (as that term is defined in 11 U.S.C. § 101, as heretofore or hereafter amended, including, without limitation, an interest rate exchange, collar, cap, adjustable strike cap, adjustable strike corridor or similar agreement) entered into by any Borrower or Guarantor with any individual Lender, or a party that was a Lender at the time such swap agreement was entered into, in order to provide protection to, or minimize the impact upon, any Borrower and/or the Guarantor of increasing floating rates of interest applicable to some or all of the Loans.

“Swing Line Lender” means Wachovia Bank, National Association.

“Swing Line Limit” means $10,000,000.

“Swing Line Loan” means a loan made by Swing Line Lender to a Borrower pursuant to Section 2.1.2.

“Swing Line Note” means the $10,000,000 promissory note dated the date hereof, executed by Borrowers in favor of Swing Line Lender to evidence Swing Line Loans, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extensions thereof, in whole or in part.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tri-Party Agreement” means (a) an agreement executed by Agent pursuant to this Agreement, pursuant to which Agent assures to a Governmental Authority the availability of funds (up to a stated amount) to a Borrower or to such Governmental Authority for the purpose of completing construction of Improvements on a Project and (b) each agreement executed by an Issuer for the foregoing purposes and currently in effect, as identified on Schedule 1.1D attached hereto.

“2008 Maturity Date Lenders”  has the meaning assigned to such term in Section 2.6.1.

“Unit” or “Units” means an attached or detached for-sale single-family residential housing facility or an individual condominium dwelling in an Approved Jurisdiction.

“Unused Fee” means the fee payable by Borrowers pursuant to Section 2.6.3.

1.2           Construction of Terms.  Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and “or” has the inclusive meaning represented by the phrase “and/or.”  References in this Agreement to “determination” by Agent or Lenders include good faith estimates by Agent or Lenders (in the case of quantitative determinations) and good faith beliefs by the Agent or Lenders (in the case of qualitative determinations). The words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  The Section and other headings contained in this Agreement preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect.  Reference to any Article, Section, Schedule and Exhibit are to this Agreement, unless otherwise specified.  All definitions of, and references to, any Loan Document mean the Loan Document that is identified herein, as the same may from time to time be amended in accordance with the provisions of this Agreement and the subject Loan Document.

1.3           Accounting Reports and Principles.  The character or amount of any asset, liability, account or reserve and of any item of income or expense to be determined, and any consolidation or other accounting computation to be made, and the construction of any definition containing a financial term, pursuant to this Agreement or any other Loan Document, shall be construed, determined or made, as the case may be, in accordance with GAAP, consistently applied, unless such principles are inconsistent with any express provision of this Agreement.

1.4           Business Day; Time.  Whenever any payment or other obligation hereunder, whether under a Note or under another Loan Document, is due on a day other than a Business Day, such shall be paid or performed on the Business Day next following the prescribed due date, except as otherwise specifically provided for herein to the contrary, and such extension of time shall be included in the computation of interest and charges.  Any reference made herein or in any other Loan Document to an hour of day shall refer to the then prevailing Eastern time, unless specifically provided herein to the contrary.

1.5           Charging Accounts.  Whenever Borrowers are obligated, pursuant to Article II hereof, or pursuant to the Notes or any other Loan Document, to make payments of any nature to Agent or Lenders, Agent shall be entitled, and each Borrower, by its execution of the Notes or a Joinder thereto, authorizes Agent, to draw against any Deposit Account owned by such Borrower at Agent on account of such fees and expenses or payments due.  Agent shall deliver to the subject Borrower a notice setting forth, in reasonable detail, the amount of the fees, expenses and/or payments to be satisfied by such draw, and the name or number of the account or accounts from which the draw was made. Any such charge shall be subject to the provisions of Section 11.14 hereof relating to the sharing of recoveries among Lenders.

ARTICLE II.

AMOUNT AND TERMS OF THE FACILITY;

SECURITY FOR THE FACILITY

2.1           The Facility.

2.1.1        Amount and Availability of Line of Credit.

2.1.1.1     Provided that no Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Business Day immediately preceding the Maturity Date, Lenders severally, in accordance with their respective Pro Rata Shares, shall extend to Borrowers the Line of Credit, pursuant to which each Lender severally shall make advances of Loans to Borrowers in accordance with such Lender’s Pro Rata Share up to an aggregate for all Lenders of the Revolving Sublimit, provided that at no time shall Lenders be obligated to make any Loan if, as a result thereof, (i) the aggregate outstanding principal balance of all Loans and Swing Line Loans would exceed the then-current Borrowing Base Availability or (ii) the sum of (x) aggregate outstanding principal balance of all Loans and Swing Line Loans plus (y) the aggregate maximum liability of Lenders pursuant to then-outstanding Letters of Credit and Tri-Party Agreements would exceed the Facility Amount.  Borrowers may request Loans for the purpose of financing the acquisition, development and improvement of Real Estate and the construction thereon of Units and Improvements, for general working capital and corporate purposes, and for such other appropriate purposes to which the Requisite Lenders consent (which consent shall not be unreasonably withheld or delayed).  Borrowers may borrow, repay and re-borrow Loans at any time and from time to time prior to the Maturity Date.

2.1.1.2     [Intentionally Omitted].

2.1.1.3     Upon (i) the execution by Master Borrower and by an Eligible Affiliate that is not then a Borrower of a Joinder for each Lender, (ii) delivery to Agent of such Joinders and of each of the items referred to in Sections 4.1.3, 4.1.5, 4.1.6, 4.1.7 and 4.1.8 that pertains to such Eligible Affiliate, (iii) execution of each such Joinder by Agent and the appropriate Lender and (iv) delivery to such Eligible Affiliate of a fully executed Joinder by Agent and by each Lender, such Eligible Affiliate shall become, and thereafter be for purposes of this Agreement, a Borrower.

2.1.1.4     Master Borrower shall have the right, at any time after the Closing Date, to terminate, upon not less than thirty (30) days’ prior written notice to Agent, or to reduce, upon not less than three (3) Business Days’ prior written notice to Agent, the Commitments of Lenders regarding the Facility, provided that the Facility Amount may not be so reduced by Master Borrower to an amount that is less than the sum of the aggregate principal balance of all Loans and Swing Line Loans then outstanding plus the aggregate amount of liabilities under all outstanding Letters of Credit and Tri-Party Agreements.  Any voluntary termination or reduction in the Facility Amount shall permanently reduce the Facility Amount with corresponding reductions in the Commitments.  If Borrowers desire to reduce the Facility Amount as aforesaid, Borrowers shall execute and deliver to Agent such documents and instruments as Agent shall reasonably require.  Each such reduction of the Facility Amount shall result in a reduction of the Revolving Sublimit in the same amount but not a reduction of the Letter of Credit Sublimit.

2.1.2        Amount and Availability of Swing Line Loans.  Provided that no Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, commencing on the Closing Date and expiring on the Business Day immediately preceding the Maturity Date, Swing Line Lender shall extend to Borrowers Swing Line Loans up to, in the aggregate at any time, the Swing Line Limit; provided that at no time shall Swing Line Lender be obligated to make any Swing Line Loan if as a result thereof, (i) the sum of (a) the aggregate outstanding principal balances of all Loans, Swing Line Loans and Letter of Credit Advances plus (b) the aggregate maximum liability of all Issuers under outstanding Letters of Credit or Tri-Party Agreements would exceed the Revolving Sublimit or (ii) the aggregate outstanding principal balances of all Loans, Letter of Credit Advances and Swing Line Loans would exceed the then-current Borrowing Base Availability.  The Borrowers may request Swing Line Loans for the purpose of the acquisition of Real Estate and the construction thereon of Units and Improvements and for general corporate purposes.  Borrowers may borrow, repay and re-borrow Swing Line Loans at any time and from time to time prior to the Maturity Date.  If a Swing Line Loan is requested at a time when any Lender is a Defaulting Lender or has given notice to Agent of its intent to be a Defaulting Lender, the amount of the Swing Line Loan advanced shall be reduced by such Defaulting Lender’s Pro-Rata Share thereof.

2.1.3                        Amount and Availability of Letters of Credit and Tri-Party Agreements.  Provided that no Event of Default has occurred and is continuing, and subject to the terms and conditions set forth herein, Borrowers may request, and Agent, pursuant to this Section 2.1.2 shall issue or execute on behalf of the Lenders, (i) Letters of Credit or Tri-Party Agreements to assure Governmental Authorities of the completion of Improvements that are to be constructed in Projects and financed with the proceeds of Loans, but only if in each instance Agent’s liability under such Letter of Credit or Tri-Party Agreement is subject to periodic reduction by the beneficiary thereof as construction of the subject Improvements is completed, (ii) Letters of Credit to assure Governmental Authorities that Borrowers will perform their maintenance obligations with respect to Improvements financed with the proceeds of Loans, (iii) Letters of Credit that are in lieu of cash deposits under agreements of sale for the purchase of Real Estate, Lots or Units by Borrowers permitted pursuant to Section 8.5 and not subject to purchase money mortgage other than those securing the Indebtedness; and (iv) Letters of Credit for general working capital and corporate purposes of Borrowers that are necessary to the operation of their Business.  Letters of Credit of the types described in clauses (iii) and (iv) are sometimes referred to in this Agreement as “Financial Letters of Credit.”  Each Letter of Credit identified on Schedule 1.1D also shall be deemed to have been issued on behalf of the Lenders.  No Letter of Credit or Tri-Party Agreement shall be issued or executed by Agent if, as a result thereof, (x) the aggregate liability of Agent and all other Issuers under all Letters of Credit and Tri-Party Agreements then outstanding or in effect would exceed the Letter of Credit Sublimit or (y) the aggregate liability of Agent under all outstanding Financial Letters of Credit would exceed $25,000,000.

2.1.4                        Letters of Credit and Tri-Party Agreements Generally.

2.1.4.1     The terms of all Letters of Credit and Tri-Party Agreements, and all documents ancillary thereto, shall be subject to Agent’s prior approval.

2.1.4.2     At least five (5) Business Days prior to the date any Borrower desires Agent to issue a Letter of Credit, such Borrower shall deliver to Agent a completed and executed Application and Agreement for Irrevocable Standby Letter of Credit (each a “Letter of Credit Application”) in the form attached hereto as Exhibit 2.1.4.2.

2.1.4.3     No Letter of Credit shall be issued or Tri-Party Agreement executed or maintained for a term that extends beyond the Maturity Date (as the same may be postponed pursuant to the terms of this Agreement), except if (a) all Lenders so agree in their sole discretion and (b) at the Maturity Date, Borrowers shall deliver to Agent good funds equal to 105% of Issuer’s maximum liability under all outstanding Letters of Credit and Tri-Party Agreements with an expiration date after the Maturity Date, to be held as cash Collateral for Borrowers’ reimbursement obligations and other Indebtedness, or (c) at the Maturity Date, with respect to any such Letter of Credit or Tri-Party Agreement, Borrowers deliver a back-to-back letter of credit issued by an Approved Bank with a face amount of 105% of the Issuer’s maximum liability under all outstanding Letters of Credit and Tri-Party Agreements with an expiration date after the Maturity Date.

2.1.4.4     Any payment made by any Issuer pursuant to a Letter of Credit or Tri-Party Agreement that is not reimbursed within three (3) Business Days of such payment date shall be deemed to be a Loan (or, as provided in this Section 2.1.4.4 a Letter of Credit Advance)

that was requested by Borrowers pursuant to Section 2.1.1, notwithstanding that Borrowers did not provide Agent with a Notice of Borrowing.  If the making of a Loan as the result of a drawing under a Letter of Credit or a demand for payment under a Tri-Party Agreement would cause the aggregate amount of all outstanding Loans to exceed the then-current Borrowing Base Availability, the amount of such excess shall be deemed to be a “Letter of Credit Advance.”

2.2                                 Term of Facility.

2.2.1        Line of Credit.

2.2.1.1     The Line of Credit shall terminate on the Maturity Date, unless renewed or extended by Lenders in writing upon such terms as are then satisfactory to all Lenders.

2.2.1.2     Termination of the Line of Credit shall not in any way affect or diminish the obligations of the Borrowers to repay any or all of the Loans or to otherwise comply with all of the terms of this Agreement and all other Loan Documents.

2.2.2        Letters of Credit and Tri-Party Agreements.  The Letter of Credit Sublimit shall terminate on the Maturity Date.  Such termination shall end any obligation of Agent and the Lenders under this Agreement in regard to the issuance of any new Letters of Credit or execution of new Tri-Party Agreements, but such termination shall not in any way affect or diminish the obligations of the Borrowers to repay any or all Advances and Letter of Credit Advances made on account of a Letter of Credit or Tri-Party Agreement or to otherwise comply with all of the terms of this Agreement and all other Loan Documents.

2.2.3        Swing Line.  The Swing Line shall terminate on the Maturity Date, unless renewed or extended by Lenders in writing upon such terms as are then satisfactory to all Lenders.  Termination of the Swing Line shall not in any way affect or diminish the obligations of the Borrower to repay any or all of the Swing Line Loans or to otherwise comply with all of the terms of this Agreement and all other Loan Documents.

2.3                                 Repayment Terms.

2.3.1        Loans.

2.3.1.1     The entire outstanding principal balance of all Loans, together with all accrued interest thereon and other amounts payable by Borrowers pursuant to this Agreement, shall be due and payable without notice or demand on the Maturity Date.

2.3.1.2     Commencing on October 15, 2008, and continuing on the 15th day of each succeeding month thereafter until to and including the month in which the Maturity Date occurs, the Borrowers shall pay to the Agent interest at the applicable Interest Rate, in arrears through (and including) the last day of the immediately preceding calendar month, on the aggregate outstanding principal balance of the Loans.

2.3.1.3     At any time that the unpaid principal balance of outstanding Loans shall exceed the Borrowing Base Availability as shown on the most recently delivered

Borrowing Base Certificate, Borrowers (without notice from Agent or any Lender) shall within five (5) Business Days after the date the Borrowing Base Certificate was delivered make a principal payment on account of the Loans in an amount that reduces the outstanding principal balance of all Loans to such Borrowing Base Availability.  The grace period provided in this Section 2.3.1.3 is in lieu of any other notice and grace periods contained in this Agreement or any other Loan Document.  No new Loans will be advanced at any time that the aggregate outstanding principal balance of Loans exceeds the then-current Borrowing Base Availability.

2.3.1.4     At any time that the unpaid principal balance of outstanding Loans and Swing Line Loans plus all liability under Letters of Credit and Tri-Party Agreements shall exceed the Facility Amount, Borrowers (without notice from Agent or any Lender) shall within five (5) days thereafter make a principal payment on account of the Loans in an amount that reduces the outstanding principal balance of all Loans and Swing Line Loans plus all liability under Letters of Credit and Tri-Party Agreements to such Facility Amount.  The grace period provided in this Section 2.3.1.4 is in lieu of any other notice and grace periods contained in this Agreement or any other Loan Documents.  No new Loans will be advanced at any time that the aggregate outstanding principal balance of Loans and Swing Line Loans plus all liability under Letters of Credit and Tri-Party Agreements exceeds the Facility Amount.

2.3.1.5     On the date of receipt of any Net Securities Proceeds after the Closing Date, (a) Company shall prepay the Loans in an aggregate amount equal to 50% of such Net Securities Proceeds and (b) the Facility Amount shall be permanently reduced in an aggregate amount equal to 50% of such Net Securities Proceeds (rounded to the nearest $100,000) with corresponding reductions in the Commitments.

2.3.1.6     To the extent any Borrower or Guarantor receives any Net Asset Sale Proceeds, no later than two (2) Business Days after receipt by any Borrower or Guarantor of any Net Asset Sale Proceeds Borrowers shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds.  The grace period provided in this Section 2.3.1.6 is in lieu of any other notice and grace periods contained in this Agreement or any other Loan Document.

2.3.1.7     Any amount required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitment Amount pursuant to Section 2.3, or in connection with a sale of Real Estate, Lots or Units pursuant to Section 2.11.2, shall be applied first to prepay the Swing Line Loans to the full extent thereof and second, to the extent of any remaining portion of such amount, to prepay the Advances to the full extent thereof.

2.3.2        Letter of Credit Advances.

2.3.2.1     Each Letter of Credit Advance must be repaid on the first to occur of (i) 90 days after the Letter of Credit Advance was made, (ii) the Maturity Date or (iii) the date when the Borrowing Base Availability next exceeds the aggregate outstanding principal balance of all Loans (whether as a result of an increase in Borrowing Base Availability or repayment of a prior Loan), in which event the outstanding Letter of Credit Advances shall be repaid with the proceeds of a Loan to the extent then available under the Line of Credit, such Loan to be applied to outstanding Letter of Credit Advances in the order in which they were made.  Each such Loan, to the extent a new Loan may then be borrowed pursuant to Section 2.1.1, shall be made automatically by the Lenders, without receipt of a Notice of Borrowing from Borrowers, and except as aforesaid no Loan shall be made at a time when any Letter of Credit Advance is outstanding.

2.3.2.2     Letter of Credit Advances shall bear interest at the applicable Interest Rate and Borrowers shall pay to Lenders, on the 15th day of each calendar month, accrued interest on all outstanding Letter of Credit Advances.

2.3.3        Swing Line Loans.

2.3.3.1     The entire outstanding principal balance of each Swing Line Loan, together with all accrued interest thereon, shall be due and payable without notice or demand on the third (3rd) Business Day after the Business Day on which such Swing Line Loan was advanced.  If a Swing Line Loan is not paid in full when due, Lenders shall make a Loan to Borrowers under the Line of Credit, the proceeds of which shall be used to repay the Swing Line Loan.  Each Loan required to be made pursuant to this Section 2.3.3.1 to repay a Swing Line Loan shall be made automatically by Lenders, without a Notice of Borrowing from Borrowers for such Loan.

2.3.3.2     If at a time when there are outstanding both Letter of Credit Advances and Swing Line Loans and Borrowers may, pursuant to Section 2.1.1, obtain a Loan under the Line of Credit, the proceeds of such new Loan shall be applied first as provided in this Section 2.3.3 and then as provided in Section 2.3.2.

2.3.3.3     Swing Line Loans shall bear interest at the applicable Interest Rate and Borrowers shall pay to Swing Line Lender, on the 15th day of each calendar month, accrued interest on all outstanding Swing Line Loans.

2.3.3.4     Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from Swing Line Lender a participation interest therein, in an amount equal to such Lender’s Pro Rata Share times the amount of the Swing Line Loan.  Upon demand by Swing Line Lender at any time if the Swing Line Loan for any reason is not paid when due, each Lender shall promptly provide to Swing Line Lender such Lender’s purchase price for its participation interest in such Swing Line Loan, calculated as aforesaid.  The obligation of each Lender so to provide such purchase price to Swing Line Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or of any other occurrence or event.

2.4           Interest Rate.

2.4.1        Each Loan, Letter of Credit Advance and Swing Line Loan shall bear interest at the applicable Interest Rate then in effect.  The Interest Rate shall change (i) automatically from time to time effective as of the effective date of each change in the LIBOR Market Index Rate, and (ii) to the extent allowed by law, on the effective date of any change in the highest lawful rate.

2.4.2        Interest payable under the Notes shall be calculated on the basis of a 360 day year but charged for each year or portion thereof that any Loan, Letter of Credit Advance or Swing Line Loan outstanding.

2.5           Default Rate.  Any principal amount not paid when due (at the Maturity Date, by acceleration or otherwise) shall bear interest thereafter until paid in full (before or after judgment), payable on demand, at the Default Rate.

2.6           Fees Payable by Borrowers.  Borrowers agree to pay to the Agent, for the account of Lenders, as consideration for the agreement of the Lenders to make available the Facility, the following Loan Fees:

2.6.1        Amendment Fees.  On the Closing Date, Borrowers shall pay to Administrative Agent for the account of Lenders the following amendment fees (each an “Amendment Fee” and collectively, the “Amendment Fees”): (a) for the account of those Lenders extending their maturity date from December 20, 2008 to the Maturity Date (the “2008 Maturity Date Lenders”) and executing this Agreement, a fee equal to 0.45% of the aggregate amount of such 2008 Maturity Date Lenders’ Commitments, as such Commitments have been reduced on the Closing Date; and (b) for the account of those Lenders executing this Agreement, other than the 2008 Maturity Date Lenders who receive the Amendment Fee pursuant subsection (a) of this Section 2.6.1, a fee equal to 0.25% of the aggregate amount of such Lenders’ Commitments, as such Commitments have been reduced on the Closing Date.

2.6.2        [Intentionally Omitted].

2.6.3        Unused Fee.

2.6.3.1     Borrowers shall pay, quarterly in arrears at the time each Compliance Certificate is due and on the Maturity Date, an Unused Fee at the rate of 0.35% per annum (that is, 35 “basis points”) the average daily unused portion of the Revolving Sublimit during the Fiscal Quarter most recently ended.

2.6.3.2     The Unused Fee shall be calculated on the basis of a 365-day year.  Unused Fees shall be allocated to the Lenders in accordance with their respective Pro Rata Shares at the time payment of each Unused Fee is due.

2.6.4        Letters of Credit and Tri-Party Agreement Fee.  Borrowers shall pay quarterly, in arrears on the first (1st) day of each Fiscal Quarter during such time that any Letter of Credit or Tri-Party Agreement remains outstanding, a fee based (the “Letter of Credit Fee”) on the amount available to be drawn under such Letter of Credit or Tri-Party Agreement during the preceding Fiscal Quarter.  Such fee shall be calculated on the basis of a 360-day year at the per annum rate equal to the Applicable Spread.  Each Issuer shall receive, out of all fees payable by Borrowers under this Section 2.6.4, a Letter of Credit and Tri-Party Agreement issuance fee calculated at the rate of 0.125% per annum (that is, 12.5 “basis points”) of the amount of such Issuer’s liability under the Letters of Credit and Tri-Party agreements executed by such Issuer, and the balance of all such fees paid by Borrowers shall be allocated to the Lenders in accordance with their respective Pro Rata Shares at the time payment of such fees is due.  The provisions of this Section 2.6.4 shall supersede all agreements heretofore made with regard to fees pertaining to Letters of Credit and Tri-Party Agreements identified on Schedule 1.1.D between any Borrower and the Issuers thereof.  Borrowers shall also pay to each Issuer, for its own account, such Issuer’s letter of credit issuance, renewal, amendment, delivery and billing fees that are such Issuer’s standard at the time a Letter of Credit is issued, renewed or amended.

2.6.5        Additional Loan Fees.  Borrowers shall pay two additional fees for the Facility.  The first additional fee shall be earned and payable on September 15, 2009 and shall be equal to 8% per annum of the amount by which the aggregate Commitments (based on the Facility Amount as it exists from time to time) exceeds $250,000,000, calculated on a daily basis as such Commitments (based on the Facility Amount as it exists from time to time) exist between the Closing Date and the earlier of (i) September 15, 2009 and (ii) the date the Commitments are permanently reduced to $250,000,000 (the “Reduction Date”); provided that such first additional fee will be reduced by 80% if the aggregate Commitments have been permanently reduced to $250,000,000 on or before September 15, 2009.  The second additional fee shall be earned and payable on December 20, 2009 if the Indebtedness are not paid in full by such date and such second additional fee shall be equal to 8% per annum of the amount that the aggregate Commitments exceeds $250,000,000 calculated on a daily basis as such Commitments exist from time to time after the Reduction Date.

2.6.6        Loan Fees Generally.  Lenders may, if Borrowers fail to pay the same when due, disburse to themselves any Loan Fees then due, in whole or in part, as Loans under the Line of Credit, either on the dates as provided above or at any time or times thereafter, without the consent of Borrowers and without receiving a Notice of Borrowing.  If any such Loan Fee is so advanced to themselves by the Lenders from the Line of Credit, interest at the Interest Rate as provided herein shall begin to accrue upon each portion of the Loan Fees as so advanced.

2.7           Prepayments.

2.7.1        Borrowers may make prepayments (full or partial) with respect to the Indebtedness from time to time without penalty or premium.  The acceptance by Lenders of any prepayment at a time when an Event of Default has occurred and is continuing shall not constitute a waiver, release or accord and satisfaction thereof or of any rights in respect thereto by the Lenders.

2.7.2        If a Loan or a Swing Line Loan is made or a drawing is made under any Letter of Credit or Tri-Party Agreement and any Lender fails to deliver to Agent, as required by the terms of this Agreement, such Lender’s Pro Rata Share of the Loan, Swing Line Loan or Letter of Credit Advance that results from such drawing and no other Lender or Lenders elect to fund the defaulting Lender’s share, Borrowers shall, within one (1) Business Day after notice from Agent, pay to Agent the amount of such defaulting Lender’s Pro-Rata Share of the Loan, Swing Line Loan or drawing, which amount, if related to a Letter of Credit Advance, Agent shall pay over to the issuer of the subject Letter of Credit or Tri-Party Agreement.  No such payment by Borrowers shall be deemed to constitute a cure of the default by the non-funding Lender of its obligations under this Agreement.

2.8           No Setoff or Deduction.  All payments of principal and interest on the Loans, Letter of Credit Advances, Swing Loans and other amounts payable by the Borrowers hereunder shall be made by the Borrowers without setoff or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any present or future taxes or assessments imposed by any governmental authority, or by any department agency or other political subdivision or taxing authority.

2.9           Illegality.  Notwithstanding any other provision in this Agreement, if Agent determines that any applicable law, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by the Lenders with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency shall make it unlawful or impossible for the Lenders to maintain the Facility, then upon notice to the Borrowers and Lenders by the Agent the Facility shall terminate and Borrowers shall immediately repay all Indebtedness.

2.10         Notes.

2.10.1      The obligation of Borrowers to repay all Loans and all Letter of Credit Advances, and all interest and other charges thereon, may be evidenced by the Line of Credit Notes.  If so requested by any Lender by written notice to Master Borrower (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to each Lender one Line of Credit Note in the principal amount of such Lender’s Commitment; provided that any such Line of Credit Note shall be deemed to replace any Line of Credit Note issued pursuant to the Original Credit Agreement or the Existing Credit Agreement and any such Line of Credit Note issued pursuant to the Original Credit Agreement or the Existing Credit Agreement shall be marked “cancelled” and returned promptly to Master Borrower or a lost note affidavit shall be provided in lieu thereof.

2.10.2      The obligation of Borrowers to repay all Swing Line Loans, and all interest thereon, may be evidenced by the Swing Line Note.  If so requested by any Lender by written notice to Master Borrower (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, Borrowers shall execute and deliver to Swing Line Lender the Swing Line Note; provided that any such Swing Line Note shall be deemed to replace any Swing Line Note issued pursuant to the Original Credit Agreement or the Existing Credit Agreement and any such Swing Line Note issued pursuant to the Original Credit Agreement or the Existing Credit Agreement shall be marked “cancelled” and returned promptly to Master Borrower or a lost note affidavit shall be provided in lieu thereof.

2.11         Security.

2.11.1      Borrowers shall deliver to Agent, as security for the Indebtedness:

2.11.1.1       An unlimited suretyship agreement of Guarantor, which shall guaranty payment and not merely collection, of the Indebtedness now or hereafter owing by Borrowers to the Lenders as provided herein and the prompt performance of all obligations under the Loan Documents.

2.11.1.2       A first priority Mortgage lien on all Projects other than (a) Real Estate purchased after the Closing Date subject to a purchase money mortgage that constitutes a Permitted Lien and (b) any Project not in the Borrowing Base as of the Closing Date that is subject to a Permitted Lien.

2.11.1.3       One or more promissory notes, in form and substance satisfactory to Agent, evidencing each item of Debt arising out of any loan owed by a Guarantor or any of its subsidiaries to Guarantor or any Borrower and all such security agreements, documents and instruments that may be necessary or, as reasonably determined by the Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon the delivery to Agent of each such promissory note) perfected first priority security interest in such promissory note.

2.11.1.4       All such security agreements, documents and instruments, and duly completed UCC financing statements and such federal and state forms that may be necessary or, as reasonably determined by the Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon such filing and recording or filing) perfected first priority security interest in all income tax refunds and proceeds thereof received by, or payable to, Borrowers or Guarantor after the Closing Date.

2.11.2      Real Estate and the Individual Lots and the Units thereon shall be released by Agent from the lien of the applicable Mortgage, after receipt by Agent of Net Asset Sale Proceeds.  Agent agrees to provide such releases in a commercially reasonable manner, including the delivery of a release in escrow to the title company or other closing agent prior to the closing thereunder.  All sales of Real Estate, Lots or Units shall be made through a title company or closing agent and the Net Asset Sale Proceeds shall be paid directly to Agent for application to the Indebtedness.  If a sale involves Lots and Units that have an Appraised Value or Cost Incurred of $5,000,000 or more, Borrowers shall deliver to the Agent in connection with such sale, (i) a new, current Borrowing Base Certificate evidencing that immediately after such release Borrowers would be in compliance with the terms of this Agreement (and, if not, by a payment of principal in an amount sufficient to cause Borrowers to be in compliance) and, (ii) a certification that there then exists no continuing Event of Default.  To facilitate the conveyance of Units in the ordinary course of any Borrower’s Business, the title insurer involved in such transaction may, by an e-mail addressed to refs_orleans@wachovia.com, request confirmation that the subject Lot and Unit will be so released by Agent and, if such is the case, Agent shall promptly respond to such inquiry by e-mail and the Agent agrees to execute the release and promptly deliver such release to the title company or closing agent.

2.12         General Provisions.

2.12.1      Advances.  Advances of Loans and Letter of Credit Advances shall be made by Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that the obligations of Lenders to advance funds to Borrowers hereunder are several and independent and that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make any such advance, nor shall the Commitment of any other Lender be increased or decreased as a result of the default of any other Lender in that other Lender’s obligation to make advances hereunder.  Borrowers may request no more than two (2) Advances of Loans under the Line of Credit during any calendar week, comprised of one Advance for construction needs, and a second Advance for general working capital and corporate purposes (which shall be in addition to Letter of Credit Advances and Swing Line Loans and shall exclude Loans made automatically as aforesaid to repay Letter of Credit Advances and Swing Line Loans); provided that Borrowers may request two (2) additional Advances of Loans under the Line of Credit during any calendar week (comprised of one Advance for construction needs, and a second Advance for general working capital and corporate purposes), if the initial Loans requested during such week were not funded as a result of a Defaulting Lender’s failure to fund and such additional request may be in amounts sufficient to fund the amount not so funded under the initial request, without regard to minimum Loan amounts set forth in Section 2.12.2.  In addition, Borrowers may request from time to time Advances for asset purchases of Real Estate, Lots or Units to be funded through a title company pursuant to Section 2.13.

2.12.2      Notice of Borrowing.  Subject to the provisions of this Article II, whenever a Borrower desires to borrow a Loan under this Agreement, such Borrower shall deliver by telecopy to Agent a properly completed Notice of Borrowing, executed by an

Authorized Signer, no later than 11:00 A.M. at least two (2) Business Days in advance of the proposed Funding Date.  The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount of the proposed Loan, (iii) amounts relating to construction needs and asset purchases with respect to a Project, payee and type of cost, and (iv) the amount relating to general working capital and corporate purposes.  Loans shall be in integral multiples of $500,000 but may not be in an amount less than $500,000.  Each Notice of Borrowing shall be delivered to Agent at 201 S. College Street, 8th Floor, Charlotte, NC 28288-5708, Attention: Syndication Agency Services, facsimile 704-383-7989, with a copy to Agent at 123 S. Broad Street, Philadelphia, Pennsylvania 19109, Attention:  Julie Pasceri-Young, facsimile 215-670-6530 (or to such other addresses or facsimile numbers as Agent may from time-to-time advise Borrowers by written notice).

2.12.3      Funding of Loans.

2.12.3.1       By 3:00 P.M. on the day Agent (i) receives a Notice of Borrowing pursuant to Section 2.12.2 or (ii) has actual knowledge that a drawing or a demand for payment has been or will be made under a Letter of Credit or Tri-Party Agreement, Agent shall notify each Lender by facsimile or electronic (e-mail) transmission of the proposed borrowing, drawing or demand.  Except as provided in Section 2.12.3.2, not later than noon on the Funding Date specified in the Notice of Borrowing (or the anticipated date of the honoring of any such drawing or demand, as specified in Agent’s notice to the Lenders), each Lender shall wire transfer to such account of Agent as Agent shall designate an amount in immediately available funds equal to the amount of each Lender’s Pro Rata Share of the Loan or Letter of Credit Advance to be made to or for the account of Borrowers on such Funding Date.  Agent shall cause such Loans to be made available to the requesting Borrower on the Funding Date pertaining thereto by depositing the amount thereof in the designated account of such Borrower with Agent; provided, that if the Notice of Borrowing relates to a request for an Advance to fund the acquisition of Real Estate, Lots or Units, the amount of the Advance shall be deposited into the escrow account or similar account for the title company or title clerk conducting the settlement with respect to the Real Estate, Lots or Units being acquired in compliance with Section 2.13.

2.12.3.2       Each Lender shall make the amount of its Pro Rata Share of the Loan or Letter of Credit Advance available to Agent, in same day funds, not later than noon on the Funding Date, by wire transfer to Syndication Agency Services, 201 S. College Street, Charlotte, North Carolina, ABA #053 000 219, Account #5000000061196, Ref. Orleans Homebuilders, Inc. (or to such other account as Agent may from time to time advise the Lenders by written notice).  Unless Agent shall have been notified by any Lender prior to any Funding Date in respect of any requested Loan or of such Letter of Credit Advance that such Lender does not intend to make available to Agent such Lender’s Pro Rata Share of the requested Loan or of such Letter of Credit Advance on such Funding Date, Agent may assume that such Lender has made such amount available to the requesting Borrower on such Funding Date and Agent in its sole discretion may, but shall not be obligated to, make available to the requesting Borrower a corresponding amount on such Funding Date by depositing the proceeds thereof in the designated Deposit Account of the requesting Borrower with Agent.  In such event, if a Lender has not in fact made its Pro Rata Share of the requested Loan or of such Letter of Credit Advance, available to Agent, then the applicable Lender and Borrowers severally agree to pay to

Agent forthwith on demand such corresponding amount, with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Agent, at (i) in the case of a payment to be made by such Lender, the Federal Funds Rate and (ii) in the case of a payment to be made by Borrowers, the Alternate Interest Rate.  If Borrowers and such Lender shall pay such interest to Agent for the same or an overlapping period, Agent shall promptly remit to Master Borrower the amount of such interest paid by Borrowers for such period.  If such Lender pays its Pro Rata Share of such Loan or Letter of Credit Advance to Agent, then the amount so paid shall constitute such Lender’s Loan or Letter of Credit Advance.  Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Agent.

2.12.4      Request for and Funding of Swing Line Loans.  Borrowers may request a Swing Line Loan by delivering to Agent an appropriate Notice of Borrowing not later than 2:00 P.M. on any Business Day.  Swing Line Loans must be in an integral multiple of $100,000, but in no event less than $500,000.  Swing Line Lender will fund Swing Line Loans on the Business Day on which a Notice of Borrowing with respect thereto is received by depositing the amount thereof into the designated account of the requesting Borrower with Agent.

2.12.5      Manner, Time and Application of Payment.  All payments of principal, interest and fees hereunder and under the Notes shall be made by Borrowers without notice, set-off or counterclaim and in immediately available same day funds and delivered to Agent not later than 1:00 P.M., on the date due for the account of Lenders; funds received by Agent after that time shall be deemed to have been paid by Borrowers on the next succeeding Business Day.  All such payments shall be made by wire transfer to the account identified in Section 2.12.3.2, or to such other account as Agent may from time to time specify by written notice to Borrowers.  Payments received for the account of Lenders shall be applied first, on account of accrued interest and then on account of outstanding principal.  Unless Agent shall have received notice from Master Borrower prior to the date on which any payment is due to Agent for the account of the Lenders hereunder that Borrowers will not make such payment, Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the Federal Funds Rate.

2.12.6      Apportionment of Payments.  Aggregate principal and interest payments made by Borrowers in respect of Loans and Letter of Credit Advances (but not of Swing Line Loans) shall be apportioned proportionately to each Lender’s respective Pro Rata Share. Agent shall, within one (1) Business Day, distribute to each Lender its share of all payments received by Agent for the benefit of Lenders, and if any such payment is not so distributed, Agent shall pay to the intended recipient thereof interest on the unpaid amount thereof at the Federal Funds rate until paid.  All payments on account of such Swing Line Loans shall be distributed only to Swing Line Lender.

2.12.7      Conditional Payment.  Borrowers agree that checks and other instruments received by Agent on behalf of Lenders or by any Lender in payment or on account of the

Indebtedness constitute only conditional payment until such items are actually paid to Agent or such Lender.

2.12.8      Advances Attributable to New York Projects.  Following the recording of a Mortgage that encumbers a Project in the State of New York (each a “New York Mortgage”) the amount of each Advance thereafter made (but only until the aggregate amount of such Advances equals the “Secured Amount” (as defined in such Mortgage) shall be deemed to have been advanced under, and secured by, such New York Mortgage.  The portion of the Indebtedness secured by such New York Mortgage shall be reduced only by the last and final sums that Borrowers repay with respect to the Indebtedness (as provided in this Section 2.12.8) and, from and after that date on which the aggregate amount of such Advances equals the Secured Amount, the portion of the Indebtedness secured by such New York Mortgage shall not be reduced by any intervening repayments of the Indebtedness by Borrowers.  So long as the outstanding balance of the Indebtedness exceeds the Secured Amount of a New York Mortgage, any payments and repayments of the Indebtedness shall not be deemed applied against, or to reduce, the portion of the Indebtedness secured by such New York Mortgage and such payments shall be deemed to reduce only such portions of the Indebtedness as are secured by Mortgages encumbering real property located outside of the State of New York, except as provided in the next sentence of this Section 2.12.8.  If at any time when more than one New York Mortgage is in effect a payment of the Indebtedness is made such that the outstanding principal amount of the Indebtedness would be less than the Secured Amount of any New York Mortgage, the amount of such payment shall be deemed applied in reduction of the Secured Amount of such New York Mortgage as shall be specified by Agent by written notice to Master Borrower.

2.13         Advances Made Through Title Company.  Any purchases of Real Estate, Lots or Units must be made (i) in compliance with Section 8.5, (ii) through a title company using Advances under the Line of Credit, and (iii) after or concurrently with the satisfaction of the conditions set forth in Section 4.1.11 with respect to such Real Estate, Lots and Units.

2.14         Swap Contracts.  In the event that any Borrower enters into any Swap Contract, such Swap Contract shall be secured by the Collateral and all amounts owed by Borrowers under such Swap Contracts (including, without limitation, all termination payments, if any) shall be secured by, and paid out of, the Collateral “pari passu” with the other Indebtedness.

2.15         Alternate Interest Rate.

2.15.1      If at any time Agent or the Requisite Lenders shall have reasonably determined (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the 1-month LIBOR Rate, Agent shall give telecopy, telephonic or written notice thereof to Master Borrower and the Lenders as soon as practicable thereafter. If such notice is given, and until such notice has been withdrawn by Agent, all Loans, Swing Line Loans and Letter of Credit Advances shall bear interest at the Alternate Interest Rate rather than by reference to the LIBOR Market Index Rate.

2.15.2      If any Lender reasonably determines that maintenance of its Loans on which interest is charged at a rate based on the LIBOR Market Index Rate at a Lending Office would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, then Agent shall give telecopy, telephonic or written notice thereof to Master Borrower and the Lenders as soon as practicable thereafter. If such notice is given, and until such notice has been withdrawn by Agent, all Loans, Swing Line Loans and Letter of Credit Advances shall bear interest at the Alternate Interest Rate rather than by reference to the LIBOR Market Index Rate.

2.16         Taxes.

2.16.1      Any and all payments by or on account of any obligation of Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if Borrowers shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Agent or the applicable Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrowers shall make such deductions and (iii) Borrowers shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.16.2      Without limiting the provisions of Section 2.16, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.16.3      Borrowers shall indemnify Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.16) paid by Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Master Borrower by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

2.16.4      As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrowers to a Governmental Authority, Borrowers shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

2.16.5      Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to Master Borrower (with a copy to Agent), at the time or times prescribed by applicable law or reasonably requested by Master Borrower or Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by Master Borrower or Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Master Borrower or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that a Borrower is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to Master Borrower and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Master Borrower or Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881I of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Master Borrower or any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers to determine the withholding or deduction required to be made.

2.16.6      If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section, it shall pay to Master Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that Borrowers, upon the request of Agent or such Lender, agree to repay the amount so paid over to Master Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to Master Borrower, any Borrower or any other Person.

2.17         Increased Costs.

2.17.1      If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except the Eurocurrency Reserve Requirements); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any participation in any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.16 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

2.17.2      If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

2.17.3      A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in Section 2.17.1 or 2.17.2 and delivered to Master Borrower shall be conclusive absent demonstrable error.  Borrowers shall pay such Lender the amount shown as due on any such certificate within thirty (30) days after receipt thereof.

2.17.4      Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies Master Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

2.18         Designation of a Different Lending Office.  If any Lender requests compensation under Section 2.17, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender, unless directed by Master Borrower not to do so, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

2.19         Survival of Indemnity.  The obligations of Borrower under Sections 2.16 and 2.17 shall survive payment of the Indebtedness and termination of the Agreement.

2.20         Replacement of Lenders.  If any Lender requests compensation under Section 2.17, or if Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then Borrowers may, at their sole expense and effort, upon notice by Master Borrower to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 13.9 hereof), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that: (i) Borrowers shall have paid to Agent the assignment fee specified in Section 13.9 of the Agreement; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrowers (in the case of all other amounts); (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrowers to require such assignment and delegation cease to apply.

2.21         Lending Office.  Each Lender may book its Pro Rata Share of Loans and Letter of Credit Advances at any Lending Office selected by such Lender and may change its Lending Office from time to time. All terms of this Agreement shall apply to any such Lending Office and the Loans, Letter of Credit Advances and Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Office.  Each Lender may, by written notice to Agent and Master Borrower, designate replacement or additional Lending Offices through which Loans and Letter of Credit Advances will be made by it and for whose account Loan payments or a payment with respect to Letter of Credit Advances are to be made.

ARTICLE III.
NOTICE OF BORROWING; BORROWING BASE;
BORROWING BASE AVAILABILITY

3.1           Notice of Borrowing.

3.1.1        Request for Advances under Line of Credit and Swing Line.  Borrowers shall give Agent written notice (effective upon receipt) of a Borrower’s request for advances under the Line of Credit or Swing Line by delivering to Agent a fully completed Notice of Borrowing as provided in Section 2.12.2 or Section 2.12.4, as appropriate.

3.1.2        Request for Letters of Credit and Tri-Party Agreements.  Borrowers shall give Agent written notice (effective upon receipt) of a Borrower’s request for issuance of a Letter of Credit or execution of a Tri-Party Agreement hereunder, specifying the purpose of the Letter of Credit or Tri-Party Agreement, the amount thereof and the date such Borrower desires it be issued or executed.  Each such request shall be delivered to Agent only at Agent’s office identified in Section 13.10 (or to such other address as Agent may from time-to-time advise Master Borrower by written notice), accompanied by a draft of the proposed Letter of Credit or

Tri-Party Agreement (which must be acceptable to Agent in good faith) and the other documents required pursuant to Section 4.2.3 and shall be delivered to Agent at least five (5) Business Days in advance of the date Borrower desires the Letter of Credit or Tri-Party Agreement to be issued or executed.  Each Letter of Credit or Tri-Party Agreement shall be subject to the limitations as provided in this Agreement.

3.2           Admission of Projects to Borrowing Base.

3.2.1        The Borrowing Base Projects identified on the Borrowing Base Certificate delivered to Agent concurrently with the execution of this Agreement shall constitute the Borrowing Base Projects that comprise the Borrowing Base as of the date hereof.

3.2.2        Eligible Projects shall from time to time be admitted to the Borrowing Base, provided that the fee owner of such Eligible Project, at the time the Eligible Project is so admitted, either is an existing Borrower or concurrently therewith becomes a Borrower.  Master Borrower shall give Agent written notice that Master Borrower desires that an Eligible Project be added to the Borrowing Base, such notice to be delivered to Agent sixty (60) days prior to the desired admission date.  Borrowers shall, also, before any Eligible Project is deemed admitted to the Borrowing Base, deliver to Agent with respect to such Project the documents set forth in Section 4.1.11.  The items referred to in Sections 4.1.11.5, 4.1.11.7, 4.1.11.9, 4.1.11.10 and 4.1.11.11 and a commitment for a policy of title insurance with respect to the subject Eligible Project shall be delivered to Agent at least twenty (20) calendar days before the date that Borrowers desire such Eligible Project be admitted to the Borrowing Base.

3.3           Borrowing Base Availability.

3.3.1        The aggregate amount of Loans that may be outstanding at any time shall not exceed the lesser of (i) the then-current Borrowing Base Availability or (ii) the Revolving Sublimit.  Borrowing Base Availability shall be determined at any time on the basis of the Borrowing Base Certificate most recently delivered to Agent, by applying to each of the following classes of assets of Borrowers that are part of Borrowing Base Projects the applicable “Advance Rate,” determined in accordance with Section 3.3.2:

Asset Class		LTV Advance Rate	LTC Advance Rate
(i)	Units subject to a Qualifying Agreement of Sale	85%	95%
(ii)	Units not subject to a Qualifying Agreement of Sale	80%	80%
(iii)	Lots part of Improved Land and not subject to a Qualifying Agreement of Sale	75%	75%
(iv)	Lots part of Development Land	75%	75%
(v)	Lots part of Approved Land	50%	50%

3.3.2        The maximum aggregate amount of Borrowing Base Availability attributable to each of the asset classes that are part of Borrowing Base Projects identified in Section 3.3.1 on any Borrowing Base Certificate (each an “Asset Class”) shall be determined as follows:

3.3.2.1     For Asset Classes (i) and (ii), the least of (a) the applicable LTV Advance Rate multiplied by the most recently determined Appraised Value of the subject Unit, (b) the applicable LTV Advance Rate multiplied by the price set forth in the Qualifying Agreement of Sale, if any, to which the Unit is subject and (c) the applicable LTC Advance Rate multiplied by the Cost Incurred with respect to such Unit.

3.3.2.2     For Asset Classes (iii) and (iv), the lesser of (a) the applicable LTV Advance Rate multiplied by the most recently determined Appraised Value of the subject Lot and (b) the applicable LTC Advance Rate multiplied by the Cost Incurred with respect to such Lot.

3.3.2.3     For Asset Class (v), the lesser of (a) the applicable LTV Advance Rate multiplied by the most recently determined Appraised Value of the subject Lot and (b) the applicable LTC Advance Rate multiplied by the Cost Incurred with respect to such Lot.

3.3.2.4     The maximum Borrowing Base Availability attributable to Asset Class (ii), including model Units, determined on the basis of any Borrowing Base Certificate that is delivered on or after September 25, 2008 in accordance with Section 3.4 shall not exceed 45% of the aggregate Borrowing Base Availability attributable to Asset Classes (i) and (ii) (including model Units) as shown on any such Borrowing Base Certificate.

3.3.2.5     The maximum percentage of Borrowing Base Availability attributable to Asset Classes (iii), (iv) and (v), based on Borrowing Base Certificates (a) delivered on or before September 30, 2008, shall be 57%, and (b) delivered after September 30, 2008 shall be 55%, in each case of the total Borrowing Base Availability as shown thereon; provided that at no time shall Borrowing Base Availability attributable to Asset Classes (iii), (iv) and (v) exceed the following (with such limitations to be reduced dollar for dollar at the time and in the amounts of any impairments with respect to assets in Asset Classes (iii), (iv) and (v) and included in the Borrowing Base taken by Borrowers):

(i)            Beginning with the Borrowing Base Certificate delivered on or after September 30, 2008: $230,000,000 (provided that, before October 15, 2008, Borrower may deliver a restatement of its Borrowing Base Certificate dated as of August 31, 2008 and such restatement shall not be subject to this Section 3.3.2.5(i));

(ii)           Beginning with the Borrowing Base Certificate delivered after December 31, 2008: $225,000,000;

(iii)          Beginning with the Borrowing Base Certificate delivered after March 31, 2009: $210,000,000;

(iv)          Beginning with the Borrowing Base Certificate delivered after June 30, 2009: $200,000,000; and

(v)           Beginning with the Borrowing Base Certificate delivered after September 30, 2009: $190,000,000.

3.3.2.6     The maximum Borrowing Base Availability attributable to Asset Class (v) based on a Borrowing Base Certificate shall not exceed 7.5% of the total Borrowing Base Availability as shown thereon.

3.3.2.7     Once a Lot is the subject of a Qualifying Agreement of Sale, the land value of such Lot shall be transferred to Asset Class (i) and once vertical construction of a Unit is commenced on any Lot, the land value of such Lot shall (if not theretofore pursuant to this Section 3.3.2.5) be transferred from Asset Class (iii) or (iv) to Asset Class (i) or (ii), as appropriate.

3.3.3        Borrowers acknowledge that the Agent may make changes or adjustments to the values set forth in any Appraisal as may be required by the Agent’s appraisal department in the exercise of its good faith business judgment, and that the Agent is not bound by the value set forth in any Appraisal performed pursuant to this Agreement and does not make any representations or warranties with respect to any Appraisal.  Borrowers further agree that Lenders shall have no liability as a result of or in connection with any such Appraisal for statements contained in such Appraisal, including without limitation, the accuracy and completeness of information, estimates, conclusions and opinions contained in such Appraisal, or variance of such Appraisal from the fair value.

3.3.4        Re-Appraisals.  Appraisals must be current within one year on all Projects, except for any Project that has a GAAP book value of less than $4,000,000.  Notwithstanding the foregoing, after the Closing Date, Agent shall order Appraisals on one-third of the Projects without a current Appraisal on a quarterly basis until all Appraisals are current, which shall be not later than June 30, 2009 (or such later date as agreed to by Agent, but in no event later than September 30, 2009).  Each new Appraisal shall be ordered and reviewed by the Agent, with a copy furnished to Master Borrower for review. Master Borrower shall have ten (10) Business Days to respond to the Agent with comments to any Appraisal; however, the final Appraisal amount shall be determined by the Agent in its sole discretion after consideration of such comments.  Following the receipt and review of any new Appraisal, commencing with the next monthly Borrowing Base Certificate delivered, the appraised values from such Appraisal will be used in the calculation of the Borrowing Base in compliance with Sections 3.3.2.1, 3.3.2.2 and 3.3.2.3.  Notwithstanding the foregoing, Agent, at its discretion, shall have the right to obtain new Appraisals of all or any portion of the Projects (a) whenever an Event of Default has occurred and is continuing, (b) as required by the then current regulatory requirements generally applicable to real estate loans of the categories made under this Agreement, as reasonably interpreted by the Agent, (c) at any time following a condemnation of more than an immaterial portion of a Project, as determined in good faith by the Agent and (d) upon any material adverse change with respect to a Project, as determined in good faith by the Agent.  All Appraisal costs shall be at the expense of Borrowers.  For the avoidance of doubt, the one year period applicable to this Section 3.3.4 shall commence the day immediately following the date of the first Borrowing Base Certificate that includes a new Appraisal in its calculations.

3.3.5        Specific Jurisdictions.

3.3.5.1     Generally.  The amount of Borrowing Base Availability attributable to Projects in any Approved Jurisdiction in which the liens of Mortgages are limited to a stated amount that is less than the Facility Amount shall at no time exceed such stated

amount (which shall not be an aggregate amount) contained in each of the then-outstanding Mortgages in such Approved Jurisdiction (that is, for example, if there are five (5) Mortgages encumbering Projects in Florida, each with a stated principal amount of $75,000,000, the maximum Borrowing Base Availability, at any time, on account of Florida Projects would be $75,000,000).

3.3.5.2     New York.  The amount of Borrowing Base Availability attributable to any Project in the State of New York shall at no time exceed the stated amount of the Mortgage that encumbers such Project.

3.3.6        Purchase Money Mortgages.  The aggregate amount of Borrowing Base Availability shall at all times be reduced by the then-outstanding aggregate principal balance of all purchase money mortgages encumbering Borrowing Base Projects that are Permitted Liens and that do not secure the Indebtedness.

3.4           Submission of Borrowing Base Certificate.  In addition to any other requirement to do so as provided in this Agreement, (i) Borrowers shall submit to Agent a current Borrowing Base Certificate by the fifteenth (15th) day of each calendar month, and (ii) may submit a total of two (2) Borrowing Base Certificates during any calendar month, in each instance accompanied by such additional supporting information as may be reasonably requested by Agent.  Any such Borrowing Base Certificate delivered to Agent shall be deemed certified by Borrowers as to its completeness and its accuracy (including that each Lot and Unit identified thereon are encumbered by a Mortgage).  If approved by Agent, such Borrowing Base Certificate shall be determinative of the then-current Borrowing Base Availability.

3.5           Inspection of Projects.  Borrowers shall permit Agent, by its employees and independent contractors, to enter upon and inspect, at any time and from time to time, all Projects that are then in the Borrowing Base, such inspections shall be made at a pace such that approximately 25% of all Projects in the Borrowing Base are so inspected during each Fiscal Quarter.  The costs of such inspections, as reasonably agreed upon by Master Borrower and Agent at the time a Project is admitted to the Borrowing Base, shall be Lender’s Costs.

ARTICLE IV.
CONDITIONS OF LENDING

4.1           Agreement to Make Available the Facility.  The effectiveness of this Agreement is subject to the conditions precedent that Agent and Lenders shall have received (or, at Agent’s sole discretion with respect to any of the Section 4.1.11 requirements as they pertain to a Project or Projects, and with respect to the Section 4.1.12 requirements, waived) on or before the date hereof (which may include, at Agent’s discretion, documents delivered in connection with the Existing Credit Facility) all of the following collateral documents, each in form and substance satisfactory to the Agent:

4.1.1        If requested pursuant to Section 2.10.1, the Line of Credit Notes, duly executed by the Master Borrower and by each other Borrower.

4.1.2        The Guaranty, duly executed by Guarantor in favor of Agent for the ratable benefit of the Lenders.

4.1.3        The Security Agreement, duly executed by Guarantor in favor of Agent for the ratable benefit of the Lenders and, not later than 30 days after the Closing Date (or such later date as agreed to by Agent), such federal and state forms that may be necessary or, in the opinion of Agent, desirable in order to create in favor of Agent, for the benefit of Lenders, a valid and (upon such filing and recording or filing) perfected first priority security interest in all tax refunds and proceeds thereof received by, or payable to, Borrowers or Guarantor after the Closing Date.

4.1.4        If requested pursuant to Section 2.10.2, the Swing Line Note, duly executed by the Master Borrower and by each other Borrower.

4.1.5        Certified copies of all corporate, limited partnership and limited liability company action (as appropriate) taken by Borrowers and Guarantor, including resolutions of their respective Boards of Directors, authorizing the execution, delivery and performance of the Loan Documents to which each is a party.

4.1.6        An incumbency and signature certificate (dated as the date of this Agreement) of the Secretaries, general partners, managers or members (as appropriate) of each Borrower and Guarantor, certifying the names and true signatures of the officers or other authorized Persons of Borrower and Guarantor authorized to sign the Loan Documents to which it is a party.

4.1.7        A copy of the Organizational Documents of each Borrower and Guarantor, certified as true and correct by its respective Secretary, general partner, manager or members.

4.1.8        A Subsistence Certificate for each Borrower and Guarantor, issued within thirty (30) days prior to the date hereof, from the state of such entity’s formation and all jurisdictions in which such Borrower or Guarantor is required to register as a foreign corporation, limited partnership or limited liability company.

4.1.9        An Opinion directed to Agent and the Lenders and issued by the counsel to the Borrowers and Guarantor (who must be an independent attorney-at-law licensed to practice in Pennsylvania) that (i) Borrowers and Guarantor are duly organized, validly existing, and in good standing in the state of such entity’s formation and the Borrowers are authorized to do business in all jurisdictions where such authorization is required, (ii) each Borrower and Guarantor has the power to enter into the transactions contemplated by this Agreement and by the Loan Documents; (iii) the transactions contemplated by this Agreement and the Loan Documents do not violate any provision of any Organizational Document, or any other document known to such counsel, affecting any Borrower or Guarantor; (iv) the Loan Documents have been executed and delivered by, and constitute the valid and binding obligations of, Borrowers and Guarantor (to the extent executed thereby), enforceable in accordance with their terms, except as limited by applicable bankruptcy or other laws affecting creditor’s rights generally;; and (v) such other matters relating to the transactions contemplated herein as Agent or Agent’s counsel may reasonably request.

4.1.10      The most recent Financial Statements of Guarantor.

4.1.11      On or before the Closing Date with respect to Borrowing Base Projects and not later than 90 days after the Closing Date (or such later date as agreed to by Agent) with respect to Projects not in the Borrowing Base as of the Closing Date, with respect to any Project (other than Real Estate subject to a purchase money mortgage constituting a Permitted Lien), Borrowers shall deliver or cause to be delivered to Agent (or, if required by any applicable rule or regulation by which Lenders are governed, Agent shall obtain) each of the following (and, in the case of any Project that is not a Eligible Project or has not otherwise been admitted to the Borrowing Base, shall provide updates thereof, as appropriate, when such Project is admitted to the Borrowing Base):

4.1.11.1         A Mortgage, or an amendment thereto, for the ratable benefit of the Lenders, for such Project, executed and acknowledged by the Borrower that is the owner thereof, which shall be a first lien (subject only to Permitted Liens) on the Project in the Facility Amount, plus any interest and other charges due thereon; provided that if the Project is located in Florida, New York, Virginia or another Approved Jurisdiction that imposes taxes upon the recording of, or requires documentary stamps to be affixed to, Mortgages, the amount of the Mortgages in such Approval Jurisdictions may be limited in amount as from time to time designated by Master Borrower and approved by Agent, and such Mortgages may be effected by the subject Borrower and Agent executing a mortgage modification, spreader and reaffirmation agreement, in form acceptable to Agent, whereby the lien of an existing Mortgage is spread to encumber such Project.

4.1.11.2         A collateral assignment to Agent, for the ratable benefit of the Lenders, of all Governmental Approvals (to the extent assignable), contracts and agreements to which the Project is subject, in form acceptable to Agent in good faith, executed by the Borrower that is the owner of such Project.

4.1.11.3         Evidence as required by applicable banking regulations that no part of the Project on which any Unit is to be constructed is located in a flood plain or, if such evidence is not provided, a policy and certificate of flood insurance covering the Project, naming the Agent as insured.

4.1.11.4         A marked-up title commitment of First American Title Insurance Company or another title insurance company satisfactory to the Agent, representing the title insurance company’s commitment to issue in favor of the Agent, for the ratable benefit of the Lenders, but at the Borrower’s expense, a standard form of mortgagee title insurance policy, or appropriate endorsements to any existing title policy, insuring the Mortgage on the Project, in an amount determined by Borrowers and Agent in good faith, as a first lien on the Real Estate included in the Project, free and clear of all prior Liens and encumbrances (other than Liens and encumbrances in favor of the Agent), subject only to such title conditions and Permitted Liens as may have been approved by the Agent.  The title commitment shall also provide that the policy of title insurance shall include such endorsements or additional coverage as determined by Agent to be necessary (which may include (if available) Pennsylvania Endorsements 100, 300, 710, 1010 and 1110 or their equivalents from other jurisdictions).

4.1.11.5         If requested by Agent, copies of any subdivision or land development plans applicable to such Project, evidence of the final approval of such plans and, if the recording of such plan has not been demonstrated to Agent, evidence reasonably acceptable to Agent that such plans will be recorded promptly upon the delivery of any required Letter of Credit or Tri-Party Agreement, and in any event not later than 60 days after the later of (i) the date such Project is admitted into the Borrowing Base or (ii) with respect to Projects admitted to the Borrowing Base after the Closing Date, the Borrower’s receipt of all state- or federally-issued Governmental Approvals that are prerequisite to the recording of the plans, but in the latter event no more than 155 days after the date the Project is admitted into the Borrowing Base.

4.1.11.6         Evidence that the Borrower has procured insurance policies as required by the terms of this Agreement.  The evidence of insurance shall contain the agreement of the insurer to give not less than thirty (30) days’ notice to the Agent prior to cancellation of such policies or material change in the coverage thereof or ten (10) days’ notice for non-payment of premium and shall be on a form ACORD 27 (with respect to property insurance), ACORD 25 (with respect to liability insurance), or such similar form as is acceptable to Agent.

4.1.11.7         If requested by Agent, a survey or other plan reasonably acceptable to Agent of the Real Estate included in the Project, showing any encroachments by or on the Real Estate and the location of all easements and rights-of-way affecting such Real Estate, all present and proposed utility lines, encroachments and building set-back lines.

4.1.11.8         An environmental indemnity agreement with respect to the Project, executed by the Borrower and Guarantor, in form reasonably acceptable to Agent.

4.1.11.9         An Appraisal of the Project, which Appraisal will be subject to Section 3.3.3.

4.1.11.10       A Phase I environmental study for such Project, dated not earlier than twelve (12) months before the date that the Project is admitted to the Borrowing Base and that complies with (i) ASTM Standard E1527-00 if the Project is admitted to the Borrower Base prior to November 1, 2006 or (ii) ASTM Standard E1527-05 if the Project is admitted to the Borrowing Base on or after November 1, 2006, which study indicates that the Real Estate is not subject to any Environmental Conditions, is in compliance with all applicable Environmental Laws, that no Regulated Substances have been disposed of in, on or under the Real Estate, and that there are no underground storage tanks in the Real Estate.

4.1.11.11       If requested by Agent, (i) copies of all Governmental Approvals theretofore issued with respect to the Project, permits, use registrations and approvals required under any law (including, without limitation thereto, planning, zoning, subdivision and building laws) for construction of the Units and Improvements and use thereof by the Borrower or by the purchasers thereof, and such other evidence as the Agent may require that the Units and use thereof contemplated by the Borrower, are permitted by and comply with all applicable laws including, without limitation thereto, zoning ordinances, and (ii) with respect to the addition of Approved or Improved Land to the Borrowing Base, a certification by the appropriate Borrower that all Governmental Approvals required for the lawful commencement of construction of Units thereon (other than building permits for such Units) have been issued and continue to be in full force and effect and available to the appropriate Borrower (or, with respect to Approved Land, the same will be issued within 120 days).

4.1.11.12       Such other information and documents that the Agent may reasonably request.  The failure of the Agent to demand a certain type of information or document in regard to a Project will not constitute a waiver by the Agent of its right to demand that type of information or document in the future.

4.1.12      Not later than 30 days after the Closing Date, duly completed UCC financing statements and fixture filings, with respect to all personal and mixed property Collateral of the Borrowers and Guarantor, for filing in all jurisdictions as may be necessary or, in the opinion of Agent, desirable to perfect the security interests created in such Collateral pursuant to the Mortgages and Security Agreement;

4.1.13      This Agreement, duly executed by Guarantor, Borrowers, Agent, each 2008 Maturity Date Lender and Requisite Lenders.

4.1.14      A certificate duly executed by Guarantor and each Borrower certifying that, as of the Closing Date, after giving effect to the consummation of the transactions contemplated by the Loan Documents, each Borrower and Guarantor individually, and Guarantor on a consolidated basis, will be Solvent.

4.1.15      Such other and further documents as may be required reasonably by the Agent or Lenders in order to consummate the transactions contemplated hereunder.

4.2           Availability of Letters of Credit and Tri-Party Agreements.  The agreement of the Lenders to cause Agent to issue any Letter of Credit or Tri-Party Agreement is subject to the following conditions precedent, any of which may be waived by the Agent, at its sole discretion:

4.2.1        The requesting Borrower shall have delivered to Agent executed (and, if necessary, notarized) copies of the following (all of which shall be in a form and contain such terms as shall be acceptable to the Lender, in its sole discretion):

4.2.1.1     A Letter of Credit Application, if required.

4.2.1.2     Copies of all financial security agreements, development agreements or similar documents, under which the obligations of the requesting Borrower are to be secured by the requested Letter of Credit or Tri-Party Agreement.  Such documents must be in a form satisfactory to the Agent.

4.2.1.3     Such other information and documents that Agent may reasonably request.  It is understood that the failure of Agent to demand a certain type of information or document in regard to the issuance of a Letter of Credit or Tri-Party Agreement will not constitute a waiver by Agent of its right to demand that type of information or document in the future.

4.2.2        The Project for which the Letter of Credit or Tri-Party Agreement has been requested is in an Approved Jurisdiction.

4.2.3        On the date of issuance of such Letter of Credit or Tri-Party Agreement, all conditions precedent described in subsection 4.3 shall be satisfied to the same extent as if the issuance of such Letter of Credit or Tri-Party Agreement were the making of a Loan and the date of issuance of such Letter of Credit or Tri-Party Agreement were a Funding Date.

4.3           Conditions Precedent to Loans.  The obligation of any Lender to make any Loan, or of Swing Line Lender to make any Swing Line Loan, shall be subject to the further conditions precedent that, on the Funding Date:

4.3.1        All of the conditions, agreements and covenants set forth in this Agreement to be satisfied on or before the Funding Date by any Borrower or any Guarantor have been satisfied.

4.3.2        No Event of Default specified herein or in any other Loan Document shall have occurred and be continuing.

4.3.3        The representations and warranties of the Borrowers and Guarantor herein or in any of the Loan Documents shall be true on and as of the date of the Loan or Swing Line Loan with the same force and effect as if made on and as of such date, except for those that relate to a specific date or those which cannot be made due to changes in circumstances of which Borrowers have given notice to Agent and which would not, but for delivery of notice or passage of time, or both, constitute an Event of Default, and the Borrowers shall so certify to Agent.

4.3.4        No litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Borrowers to the Agent shall be pending or known to be threatened against any Borrower or Guarantor, and no material development not so disclosed shall have occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which in any of the foregoing cases is likely to have a Material Adverse Effect on Borrowers or Guarantor.

4.3.5        Neither immediately prior to such Loan or Swing Line Loan nor after giving effect thereto, Borrowers and Guarantor shall not have Investments in Cash and Cash Equivalents in excess of $32,500,000 on a consolidated basis.

4.3.6        Agent shall have received such other approvals, opinions, or documents as the Agent may in good faith request.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES

In addition to the representations and warranties contained in any other Loan Documents, Borrowers hereby make the following representations and warranties to Agent and the Lenders which, to the knowledge of Borrowers, are true and correct on the date hereof:

5.1           Use of Proceeds.  The proceeds of the Facility shall be used by Borrowers only for Business purposes.

5.2           Incorporation, Good Standing, and Due Qualification.

5.2.1        Master Borrower and Guarantor are each a corporation duly incorporated, validly existing, and in good standing under the laws of the state of its incorporation, has the corporate power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in, and is duly qualified as a foreign corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except where the failure to be so qualified will not have a material and adverse effect on the business and operations of the subject corporation.  Schedule 5.1 correctly sets forth the ownership interest of Guarantor and each of its Joint Ventures, subsidiaries and Eligible Affiliates and the jurisdiction of organization of Guarantor and each of its Joint Ventures, subsidiaries and Eligible Affiliates.

5.2.2        Each Borrower is either a corporation, limited partnership or limited liability company, duly incorporated or organized, validly existing, and in good standing under the laws of the state of its formation, has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in, and is duly qualified as a foreign corporation, limited partnership or limited liability company and in good standing under the laws of each other jurisdiction in which such qualification is required.

5.3           Power and Authority.  The execution, delivery, and performance by Borrowers and Guarantor of the Loan Documents to which they are parties have been duly authorized by all necessary corporate, partnership or limited liability company action, as appropriate, and do not and will not (i) require any consent or approval of the shareholders, partners or members of any such entity; (ii) contravene such entity’s Organizational Documents; (iii) violate any provision of or cause or result in a breach of or constitute a default under any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such entity; (iv) cause or result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease, or instrument to which such entity is a party or by which it or its properties may be bound or affected or; (v) cause or result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by such Guarantor or Borrower except as contemplated by this Agreement.

5.4           Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents executed by Borrowers or Guarantor when delivered under this Agreement will be, legal, valid, and binding obligations of Borrowers or Guarantor, enforceable against it or them in accordance with the respective terms thereof, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

5.5           Financial Statements; Accuracy of Information.

5.5.1        The Financial Statements of Borrowers and Guarantor for the period ending March 31, 2008 delivered to Agent and Lenders are true and correct and represent fairly their financial positions as of the date thereof and the results of their operations or affairs for the period indicated, and show (including the footnotes) all known liabilities, direct or contingent, of Borrowers or Guarantor as of the date thereof, all in accordance with GAAP consistently applied. Since the date of such Financial Statements, there has been no material adverse change in condition, financial or otherwise, of Borrowers or Guarantor or in its or their business and properties and, since such date, neither Borrowers nor Guarantor has incurred, other than in the ordinary course of business, any indebtedness, liabilities, obligations or commitments, contingent or otherwise. No information, exhibit, or report furnished by Borrowers or Guarantor to Agent or the Lenders in connection with the negotiation of this Agreement contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statement contained therein not materially misleading. All projections delivered by Borrowers to Agent were made on a reasonable basis and in good faith.  Except as disclosed to Agent in writing, neither any Borrower nor Guarantor has any material contingent liabilities (including liabilities for taxes), unusual forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments.

5.5.2        All information, financial statements, exhibits, and reports furnished by Borrowers or Guarantor to Agent or the Lenders in connection with this Agreement and the borrowings contemplated hereby are, and all such information, financial statements, exhibits and reports hereafter furnished by Borrowers or Guarantor to Agent or the Lenders will be, true and correct in every material respect on the date so furnished for the periods covered thereby, and no such information, financial statements, exhibit or report contains or will contain any material misstatement of fact or omits or will omit to state a material fact or any fact necessary to make the statement contained therein not materially misleading.

5.6           Conflicts.  The execution, delivery and performance of this Agreement and the Loan Documents will not violate any provision of any indenture, agreement, or other instrument to which any Borrower, Guarantor, or any of their respective properties or assets are bound, and will not be in conflict with, result in a breach of, or constitute (with due notice and/or lapse of time) a default under any such indenture, agreement, or other instrument, or result in the creation or imposition of any lien, charge, or encumbrance of any nature whatsoever upon any of said properties or assets.

5.7           Consents.  No authorization, consent, approval, license or exemption of, and no registration, qualification, designation, declaration or a filing with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign is necessary to the valid execution and delivery by Borrowers or Guarantor of this Agreement and the other Loan Documents to which each is a party.

5.8           Litigation.  Except as disclosed on Schedule 5.8, there is no pending or threatened action or proceeding against or affecting any Borrower or Guarantor before any court, governmental agency, or arbitrator which may, in any one case or in the aggregate, have a Material Adverse Effect on Borrowers or the Guarantor.

5.9           Other Agreements.  Neither any Borrower nor Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a Material Adverse Effect on the Borrowers or Guarantor.  Neither any Borrower nor Guarantor is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party and which default would have a Material Adverse Effect on the Borrowers and Guarantor.

5.10         No Defaults and Outstanding Judgments or Orders.  Each Borrower and Guarantor have satisfied, and none is in default with respect to, any final, unappealed and unstayed judgment, writ, injunction or decree of any court or arbitrator, and none of them is in default of any rule or regulation (if such default would have a Material Adverse Effect on Borrowers or Guarantor) of any federal, state, municipal, or other governmental authority, commission, board, bureau, agency or instrumentality, domestic or foreign by which it is bound.

5.11         Taxes.  Borrowers and Guarantor (i) have filed all tax returns (federal, state, and local) required to be filed and (ii) have paid all taxes, assessments, and governmental charges and levies due thereon, including interest and penalties, except such as are being contested in good faith and with respect to which non-payment will not have a Material Adverse Effect upon Borrowers or Guarantor.

5.12         Debt.  Neither any Borrower nor Guarantor has any Debt, except Permitted Debt that is disclosed in their Financial Statements or which arose or accrued after the date of the most recent Financial Statements and has been disclosed in writing to Agent.

5.13         Ownership and Liens.  Borrowers, Guarantor and each subsidiary of Guarantor has title to in all of its properties and assets, real and personal, free and clear of all liens other than Permitted Liens.  A list of all real estate assets owned by any Borrower or Guarantor is set forth on Schedule 5.13 hereto, including whether such real estate assets are included in the Borrowing Base or not.  Borrowers and Guarantor may update Schedule 5.13 from time to time by delivery to Agent of updates or amendments thereto.

5.14         ERISA.  Borrowers, Guarantor and each Subsidiary of Guarantor is in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; to the best of Borrower’s knowledge after due inquiry, no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither of the any Borrower nor Guarantor nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Borrowers, Guarantor and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of the Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and neither any Borrower nor Guarantor nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

5.15         Representations and Warranties as to Real Estate.  As to Real Estate:

5.15.1      No Violations Relating to the Real Estate.  Borrowers have no knowledge of any violation, nor is there any notice or other record of violation of any zoning, subdivision, environmental, building or other statute, ordinance, regulation, restrictive covenant or other restriction applicable to the Real Estate, except for violations, if any, which Borrowers have disclosed in writing to Agent and are proceeding in good faith to remove or correct or which is subject to contest by applicable proceedings timely commenced and diligently pursued to conclusion and which non-compliance will not have a Material Adverse Effect on Borrowers.

5.15.2      Liens.  There exist no liens, encumbrances or other charges against the Real Estate, or any portion thereof, or any property relating thereto, including statutory and other liens of mechanics, workmen, contractors, subcontractors, suppliers, taxing authorities and others, except for Permitted Liens.

5.15.3      Compliance with Laws.  The Real Estate and any Units and Improvements thereon are being and, to the best of Borrowers’ knowledge and belief, have been operated in all material respects, in compliance with applicable federal and state laws and regulations (including but not limited to environmental laws and regulations) and with local ordinances, and all permits required thereunder have been obtained and complied with in all material respects.

5.15.4      Environment.  Borrowers have duly complied with, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities (including, but not limited to, the Real Estate) are in material compliance with, the provisions of all federal, state, and local Environmental Laws, and all health, and safety laws, codes and ordinances, and all rules and regulations applicable to Projects promulgated thereunder.  Except as set forth in the Environmental Reports heretofore delivered to Agent, no Borrower has received notice of, or knows of, or suspects the existence of any Environmental Condition which might constitute a violation of, any Environmental Law or any other federal, state, or local health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities (including, but not limited to, the Real Estate) with which it has not complied (subject to the prosecution of a good faith contest of any such notice that has not heretofore been determined adversely to such Borrower).

5.16         No Violation.  Neither any Borrower nor Guarantor has engaged in any conduct or taken or omitted any act in violation of RICO or of any Prescribed Law.

5.17         Accurate and Complete Disclosure.  No representation or warranty made by Borrowers under this Agreement or any other Loan Document is false or misleading in any material respect (including by omission of material information necessary to make such representation, warranty of statement not misleading).  Borrowers or the Guarantor have disclosed to Agent in writing every fact which would have a Material Adverse Effect, or which so far as Borrowers can now foresee is reasonably possible in the future and would have a Material Adverse Effect, on the business, operations or financial condition of Borrowers or the Guarantor or the ability of Borrowers or the Guarantor to perform their respective obligations under this Agreement or any other Loan Document.

5.18         Compliance with Covenants.  As of the date this representation is made or deemed made, Borrowers are in compliance with applicable covenants contained in Article VIII hereof.

The delivery to Agent of each Notice of Borrowing and request for the issuance of a Letter of Credit or Tri-Party Agreement shall constitute the representation and warranty of Borrowers that the conditions contained in Sections 4.1 and 4.2 are satisfied as of such date, except for those that relate to a specific date or those which cannot be made due to changes in circumstances of which Borrowers have given notice to Agent and which would not, but for delivery of notice or passage of time, or both, constitute an Event of Default, each of the representations and warranties contained in this Article V is true and correct as if made on such date.

ARTICLE VI.
AFFIRMATIVE COVENANTS

In addition to the covenants contained in the Loan Documents, Borrowers hereby covenant and agree that, so long as Lenders have any obligation to make Loans or issue Letters of Credit or Tri-Party Agreements hereunder, or any Loan, Letter of Credit Advance or Swing Line Loan is outstanding, except as the Agent may otherwise advise Master Borrower in writing with the consent of Lenders in accordance with Section 11.10:

6.1                               Reporting Requirements.  Borrowers and Guarantor shall furnish, or cause to be furnished, to Agent and either Agent or Master Borrower shall furnish to Lenders:

6.1.1        For the Fiscal Year ended June 30, 2008, not later than October 15, 2008, and for each Fiscal Year thereafter, as soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, audited Financial Statements of Guarantor (which shall include a consolidated balance sheet and a consolidated statement of operations) through the end of such Fiscal Year, and a consolidated statement of cash flow for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year and all prepared in accordance with GAAP consistently applied and accompanied by an unqualified opinion thereon, on a basis acceptable to Agent, by PricewaterhouseCoopers LLP or by another national firm of independent certified public accountants selected by Guarantor and acceptable to Agent in good faith.  In the event Guarantor files its Annual Report on Form 10-K on the ninetieth (90th) day, the audited Financial Statements of Guarantor shall be delivered on the day after filing the final Annual Report on Form 10-K with the SEC.

6.1.2        As soon as available, and in any event within forty five (45) days after the close of each of the first three Fiscal Quarters and eighty (80) days after the close of each fourth Fiscal Quarter (or within five (5) Business Days after Guarantor files its Annual Report on Form 10-K for such Fiscal Year, if earlier), unaudited management-prepared quarterly Financial Statements of Guarantor (which shall include a Consolidated Balance Sheet and a Consolidated Statement of Operations) as of the end of each Fiscal Quarter, all in reasonable detail and prepared in conformity with GAAP, applied on a basis consistent with that of the preceding Fiscal Year. Such statements shall be certified as to their correctness by the chief financial officer of Guarantor.  With respect to the first three Fiscal Quarters in any Fiscal Year, in the event Guarantor files a Quarterly Report on Form 10-Q on the forty-fifth (45th) day, the unaudited management-prepared quarterly Financial Statements of Guarantor shall be delivered on the day after filing the final Quarterly Report on Form 10-Q with the SEC for such Fiscal Quarter.

6.1.3        As soon as available, and in any event within forty (40) days after the close of each month, unaudited management-prepared monthly and year-to-date consolidated financial statements of Guarantor (which shall include a consolidated balance sheet and a consolidated statement of operations) as of the end of each month, all in reasonable detail and prepared in conformity with the Guarantor’s prior internal monthly reporting practices, all of which shall be provided for informational purposes only and not for determining compliance with any covenants in this Agreement.

6.1.4        On each Tuesday after the Closing Date, a report reflecting the balances of Cash and Cash Equivalents in all accounts of the Borrowers and Guarantor for each day of the previous week.

6.1.5        Within sixty (60) days after the end of each Fiscal Year, a management-prepared business plan and budget of Guarantor, Borrowers, and Guarantor’s other subsidiaries for the then-current Fiscal Year.

6.1.6        Within sixty (60) days after the end of each Fiscal Year, a comparison of the Borrowers’ and Guarantor’s actual results during the preceding Fiscal Year with the budgeted results for such period.

6.1.7        Within ten (10) days of the end of each month, a detailed sales activity report prepared by Borrowers for each Project.

6.1.8        Within twenty (20) days of the last day of each month, a 13-week cash flow statement (reflecting the 13-week cash flow from the date of delivery of such statement) and reconciliation of variances from the previous month’s 13-week cash flow statement.

6.1.9        Within fifteen (15) days after the end of each Fiscal Quarter, an aging report of all Lots owned by any Borrower.

6.1.10      Prompt notification of (i) the institution of any material litigation or the commencement of any material administrative proceedings against a Borrower or Guarantor, (ii) the entry of any judgment against any Borrower or Guarantor in an amount in excess of $250,000, (iii) the occurrence of any default with respect to any OHI Financing Subordinated Debt or Subordinated Debt or (iv) the happening of any other event which would have a Material Adverse Effect upon Borrowers or Guarantor.

6.1.11      Upon the occurrence of an Event of Default, a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by Borrowers with respect thereto.

6.1.12      As soon as possible and in any event within five (5) days after any Borrower or Guarantor knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC, any Borrower or Guarantor has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrowers will deliver to Agent a certificate of the chief financial officer of Guarantor setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action such Borrower or Guarantor proposes to take with respect thereto.

6.1.13      Such other information respecting the condition or operations, financial or otherwise, of Borrowers or Guarantor as the Agent (or any Lender acting through Agent) may from time to time reasonably request.

6.2                               Payment of Taxes.  Borrowers and Guarantor shall each duly pay and discharge all taxes, assessments and governmental charges levied upon or assessed against it, its properties, or its income prior to the date on which penalties are attached thereto and, within thirty (30) days after any request therefor by Agent (if Agent reasonably believes any such taxes, etc., have not been paid when due), deliver to Agent a receipt from the applicable governmental authority evidencing said payment, unless and except to the extent only that such taxes, assessments and charges shall be contested in good faith by appropriate proceedings diligently conducted by Borrowers (unless and until foreclosure, distraint, sale or other similar proceedings shall have been commenced) or the Guarantor and provided that such reserves as shall be required by GAAP shall have been made and maintained therefor.

6.3                               Access to Properties, Books and Records.  Borrowers shall, and shall cause Guarantor to, (i) permit any of the officers, employees or representatives of Agent or (if accompanied by an officer, employee or representative of Agent) of any Lender to visit and inspect any of the Real Estate of Borrowers and (ii) permit any officers, employees or representatives of Agent to examine Borrowers’ and Guarantor’s books and records and make extracts therefrom and discuss the affairs, finances, and accounts of Borrowers and Guarantor with representatives thereof, during normal business hours, and as often as Agent may reasonably request upon prior telephone notice.

6.4                               Maintenance of Records.  Borrowers shall, and shall cause Guarantor to, keep adequate records and books of account, in which complete entries were made in accordance with generally accepted accounting principals consistently applied, reflecting all financial transactions of Borrowers and Guarantor.

6.5                               Maintenance of Existence.  Each Borrower (except for a Borrower that ceases to maintain its existence solely as a result of an Internal Reorganization) shall, and shall cause Guarantor to, preserve and maintain its existence and good standing in the jurisdiction of its formation, and qualify and remain qualified as a foreign entity in each jurisdiction in which such qualification is required.

6.6                               Insurance.  Borrowers shall (and with respect to the insurance described in Section 6.6.7 shall cause Guarantor to) take out, maintain and keep in force, throughout the term of the Facility, policies of insurance on the following terms:

6.6.1                        Insurance against loss to each Project on a “Special Perils” policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains the most recent Commercial ISO “Causes of Loss-Special Form,” in commercially reasonable amounts and with endorsements as heretofore customarily maintained by subsidiaries of Guarantor, issued by insurers licensed in the jurisdiction in which each Project is located and that satisfy Agent’s then-current standards for property insurers and complying with the requirements of the Mortgages.

6.6.2                        Commercial general liability insurance against death, bodily injury and property damage arising on, about or in connection with each Project, with limits not less than those heretofore maintained by subsidiaries of Guarantor and written on the most recent Standard “ISO” occurrence basis form or equivalent form, excess umbrella liability coverage with limits not less than those heretofore maintained by subsidiaries of Guarantor and completed operations coverage for a period of one year after construction of Units, issued by insurers licensed in the jurisdiction in which each Project is located and that satisfy Agent’s then-current standards for liability insurers.

6.6.3                        Worker’s compensation insurance in an amount not less than those that are statutorily required in each jurisdiction in which Borrowers operate.

6.6.4                        During the making of any alterations or improvements to any Project, insurance covering claims based on the owner’s or employer’s contingent liability not covered by the insurance provided in Section 6.6.2 above.

6.6.5        Insurance against loss or damage by flood or mud slide in compliance with the Flood Disaster Protection Act of 1973, as amended from time to time, covering each Project that is now, or at any time while the Indebtedness remains outstanding shall be, situated in any area which an appropriate governmental authority designates as a special flood hazard area, in amounts equal to the full replacement value of all above grade structures located or to be constructed in such special flood hazard area.

6.6.6        Such other insurance relating to the Projects and the uses and operation thereof as Agent may, from time to time, reasonably require, including, but not limited to products liability and workers’ compensation insurance.

6.6.7        Directors’ and officers’ liability insurance in the forms, and in amounts not less than that which is now carried by Borrowers and Guarantor.

6.6.8        All insurance shall:  (i) be carried in companies with a Rating of A- or better and a Financial Size Category of Class IX or higher, as set forth in the most recently published Best’s Key Rating Guide, or otherwise acceptable to Agent; (ii) in form and content acceptable to Agent; and (iii) provide thirty (30) days’ (ten (10) days’ for non-payment of any premium) advance written notice to Agent before any cancellation, material modification or notice of non-renewal.  All physical damage policies and renewals shall contain a mortgage clause acceptable to Agent, naming Agent as mortgagee, which clause shall expressly state that any breach of any condition or warranty by any Borrower shall not prejudice the rights of Agent under such insurance, and a loss payable clause in favor of Agent for personal property, contents, inventory, equipment, loss of rents and business interruption.  All liability policies and renewals shall name Agent and each Lender as an additional insured.  No additional parties shall appear in the mortgage or loss payable clause without Agent’s prior written consent.  All deductibles shall be in amounts acceptable to Agent.  In the event of the foreclosure of any Mortgage or any other transfer of title to any Borrower in full or partial satisfaction of the Indebtedness, all right, title and interest of each Borrower in and to all insurance policies and renewals thereof then in force shall pass to such purchaser or grantee.  If the insurance, or any part thereof, shall expire, or be withdrawn, or become void or unsafe by reason of any Borrower’s breach of any condition thereof, or become void or unsafe by reason of the value or impairment of the capital of any company in which the insurance may then be carried, or if for any reason whatever the insurance shall be unsatisfactory to Agent, Borrowers shall place new insurance that satisfies the requirements of this Section 6.6.

6.6.9        Any notice pertaining to insurance and required pursuant to this Section 6.6 shall be given in the manner provided in this Agreement at the address from time to time directed by Agent by notice to Master Borrower.  The insurance shall be evidenced by the original policy or a true and certified copy of the original policy, or in the case of liability insurance, a Certificate of Liability Insurance.  Borrowers shall use their best efforts to deliver originals of all policies and renewals (or certificates evidencing the same), marked “paid,” to Agent at least thirty (30) days before the expiration of existing policies and, in any event, Borrowers shall deliver originals of such policies or certificates to Agent at least fifteen (15) days before the expiration of existing policies.  If Agent has not received satisfactory evidence of such renewal or substitute insurance in the time frame specified herein, Agent shall have the right, but not the obligation, to purchase such insurance for Lender’s interest only.  Any amounts so disbursed pursuant to this Section 6.6.9 shall be paid by Borrowers.  Nothing contained in this

Section 6.6 shall require Agent or any Lender to incur any expense or take any action hereunder, and inaction by Agent and Lenders shall never be considered a waiver of any right accruing to Mortgagee on account of this Section 6.6.

6.6.10      No Borrower shall carry any separate insurance on any Project concurrent in kind or form with any insurance required hereunder or contributing in the event of loss without Agent’s prior written consent and any such policy shall have attached a standard non-contributing mortgagee clause, with loss payable to Agent, and shall meet all other requirements set forth herein.

6.7                               ERISA.  Borrowers shall, and shall cause Guarantor to, comply in all material respects with the requirements of ERISA applicable to any employee pension benefit plan (within the meaning of Section 3(2) of ERISA), sponsored by any Borrower or Guarantor.

6.8                               Accounts.  Borrowers and Guarantor shall maintain one or more demand deposit accounts with Agent into which the proceeds of each Loan and Swing Line Loan shall be deposited.

6.9                               Compliance with Laws.  Borrowers shall, and shall cause Guarantor to, comply with all applicable laws (including but not limited to any applicable tax law, product safety law, occupational safety or health law, environmental protection or pollution control law, hazardous waste or toxic substances management, handling or disposal law and Prescribed Laws) in all respects; provided that Borrowers shall not be deemed to be in violation of this Section as a result of any failures to comply which would not result in fines, penalties, injunctive relief or other civil or criminal liabilities which, in the aggregate, would have a Material Adverse Effect.

6.10                         Payment of Debt.  Borrowers shall, and shall cause Guarantor to, promptly pay and discharge (i) all of its Debt in accordance with the terms thereof; (ii) all taxes, assessments, and governmental charges or levies imposed upon it or upon its income and profits, upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default; (iii) all lawful claims for labor, materials and supplies or otherwise, which, if unpaid, might become a lien or charge upon any Real Estate or, if the same would have a Material Adverse Effect, against any other property or any part thereof; provided that so long as Borrowers notify Agent in writing of their intention to do so, Borrowers and Guarantor shall not be required to pay and discharge any such Debt, tax, assessment, charge, levy or claim so long as the failure to so pay or discharge does not constitute or result in an Event of Default and so long as the validity thereof shall be contested in good faith by appropriate proceedings diligently pursued and it shall have set aside on its books adequate reserves with respect thereto.

6.11                         [Intentionally Omitted].

6.12                         Further Assurances.  Borrowers agree to, and to cause Guarantor to, do such further acts and things and to execute and deliver to Agent such additional assignments, agreements, powers and instruments, as Agent may reasonably require or reasonably deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto Agent and the Lenders their respective rights, powers and remedies hereunder.

ARTICLE VII.
NEGATIVE COVENANTS

In addition to the covenants contained in the Loan Documents, Borrowers hereby covenant and agree that, so long as the Lenders have any obligation to make Loans or issue Letters of Credit hereunder, or any Loan, Letter of Credit Advance or Swing Line Loan is outstanding, Borrowers shall not, except as Agent may otherwise advise Master Borrower in writing with the consent of Lenders in accordance with Section 11.10:

7.1                             Creation of Debt.  Create, incur, assume or suffer to exist, or permit Guarantor to create, incur, assume or suffer to exist, any Debt except Permitted Debt.

7.2                             Grant of Liens.  Grant, or permit to exist, any lien on any Project or on any other asset (whether real or personal) of a Borrower or Guarantor, other than Permitted Liens.

7.3                               Mergers and Acquisitions.

7.3.1                        Merge or consolidate with, or acquire all or substantially all of the assets or the business of, any Person (or permit Guarantor so to merge, consolidate or acquire), unless (a) such merger or consolidation is an Internal Reorganization, or (b) (i), if such merger or consolidation is a stock acquisition, those Persons who are shareholders of Guarantor immediately prior to such transaction directly or indirectly have, immediately after the consummation of the transaction, at least 51% of the voting control of the surviving entity, (ii) Borrowers remain in compliance with all covenants in this Agreement upon such merger, consolidation or acquisition, and (iii) Master Borrower delivers to Agent, at least ten (10) days before the consummation of the proposed transaction, a certificate signed by Guarantor’s chief financial officer certifying such continued compliance.

7.3.2                        Sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or permit Guarantor to do any of the foregoing, except (a) for (i) the sale or other disposition of Land, Lots and/or Units in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; and (3) the sale and/or sale and leaseback of model Units; and (b) sales, leases, assignments or other dispositions made solely pursuant to an Internal Reorganization.

7.4                               Transaction With Affiliates.  Enter into any transaction, or cause Guarantor to enter into any transaction including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate which is not a Borrower, Guarantor, or a subsidiary of either, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, except (a) in the ordinary course of or pursuant to the reasonable requirements of Borrowers’ Business on terms that are no less favorable to Borrower or Guarantor, as the case may be, than those that might be obtained at the time from persons who are not such an Affiliate, and (b) after giving effect to such transaction, Borrowers remain in compliance with all covenants in this Agreement.

7.5                               Use of Proceeds.  Directly or indirectly, use any part of such proceeds for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or to extend credit to any person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of the Board of Governors of the Federal Reserve System.

7.6                               Restricted Payments.  Permit Guarantor or any Borrower to, directly or indirectly, declare, order, pay, make or set apart any sum for (w) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of any Borrower or Guarantor now or hereafter outstanding, (x) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of any Borrower or Guarantor now or hereafter outstanding, (y) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Borrower or Guarantor now or hereafter outstanding and (z) providing the funds for or the making of any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any purchase money mortgages, Subordinated Debt or the OHI Financing Subordinated Debt, except for:

(i)         dividends payable solely in shares, or rights to acquire shares, of a class of Capital Stock of any Borrower or Guarantor to the holders of such class;

(ii)        scheduled payments of interest on the OHI Financing Subordinated Debt;

(iii)       payments, distributions, purchases, acquisitions, providing of funds, pre-payments, redemptions, retirements, sinking fund or similar payments or any other actions to the extent taking place between or among one or more Borrowers or among one or more Borrowers and Guarantor or pursuant to an Internal Reorganization;

(iv)       the acquisition of securities pursuant to any cashless or net exercise of options held by any present or former employee, officer or director of Guarantor or any subsidiary of Guarantor, provided that such options were acquired pursuant to an employee benefit plan; and

(v)        any extension, refinancing, renewal, repayment, replacement, defeasance or refund with respect to the OHI Financing Subordinated Debt to the extent approved by Agent in accordance with Section 7.7.

7.7                               Amendments of Documents Relating to Subordinated Debt.  Borrowers shall not, and shall not permit Guarantor to, amend or otherwise change, or consent to any amendment or change to, the terms of the OHI Financing Subordinated Debt or any Subordinated Debt, or any extension, refinancing, renewal, repayment, replacement, defeasance or refund of the OHI Financing Subordinated Debt or any Subordinated Debt, or make any payment consistent with such an amendment thereof or change thereto, or any extension, refinancing, renewal, repayment, replacement, defeasance or refund thereof, without the consent of the Agent.  The Agent may provide its consent hereunder to a proposed amendment or change, to the terms of the OHI Financing Subordinated Debt (including any such amendment or change proposed in connection with an extension, refinancing, renewal, repayment, replacement, defeasance or refund thereof), if:

(i)            A summary of all of the material terms of the proposed amendment or change is submitted to the Agent for its review and approval at least thirty (30) days prior to issuance of the Debt;

(ii)           The maturity of such debt is no earlier than 179 days after the then-current Maturity Date at the time of issuance;

(iii)          The OHI Financing Subordinated Debt, after such amendment or change, contains subordination provisions (including without limitation provisions with respect to payment blockages during the continuance of an Event of Default) as are satisfactory to Agent in its sole discretion;

(iv)          Agent shall have determined in its sole discretion that the covenants, restrictions, representations and warranties contained in or associated with such debt are no more burdensome, onerous or restrictive than those contained in the existing OHI Financing Subordinated Debt or the Loan Documents;

(v)           The aggregate outstanding principal amount of the OHI Financing Subordinated Debt does not exceed $108,248,000 (plus, in the event of a refinancing described below, all accrued and unpaid interest thereon and such reasonable expenses incurred in connection therewith).

For purposes of this Section 7.7, any proposed amendment or refinancing of the OHI Financing Subordinated Debt that has the effect of (a) increasing the principal balance, (b) increasing the interest rate, (c) shortening the maturity date, (d) increasing the cash payments under, (e) purporting to modify the terms imposed by this Section 7.7 or (f) imposing more restrictive or onerous terms upon any Borrower or Guarantor, in each case, as compared to the existing OHI Financing Subordinated Debt and the Loan Documents shall be deemed to be an amendment or refinancing of such Debt and must satisfy the conditions contained in this Section 7.7.

By its approval of any change or amendment to the OHI Financing Subordinated Debt, Agent makes no representation or warranty to Borrowers or Lenders that the terms thereof are not, or may not be construed as being, more onerous, burdensome or restrictive than the terms of the existing OHI Financing Subordinated Debt or the Loan Documents, or that the subordination provisions may not be construed to have been “customary” at the time the subject Debt was issued, and Agent shall have no liability or obligation to Borrowers or the Lenders in any such event.  To the extent any term of any Debt so approved by Agent as is in fact interpreted or construed to be more onerous, burdensome or restrictive than the terms of the Loan Documents, then in such event, and notwithstanding the provisions of Section 13.1 hereof, the Loan Documents, in the discretion of Agent or at the request of the Requisite Lenders, shall be deemed to incorporate and include such more onerous, burdensome or restrictive terms, without the necessity of any written amendment or modification to the Loan Documents, and Agent may enforce such terms as though originally written and contained in the Loan Documents..

7.8           Second Lien Indebtedness.  Permission for second lien indebtedness will be considered by Agent and subject to approval by the Requisite Lenders and upon such approval shall be deemed to be Permitted Debt.  Any second Lien facility will be subject to an Intercreditor Agreement which shall include, but not be limited to, payment and lien priority provisions, procedures governing enforcement which will permit Lenders to exercise remedies with respect to the Collateral and other reasonable usual and customary terms included in intercreditor arrangements between senior debt and second lien debt holders.  One hundred percent (100%) of the net proceeds of any permitted second lien facility must be paid to the Lenders and applied as a permanent reduction against the Loans and Commitments.,

7.9                               Investments.  Guarantor and Borrowers shall not directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i)                                 In addition to any amounts that may be invested pursuant to Section 7.9(ii), Borrowers and Guarantor may make new Investments in Joint Ventures that are non-recourse to the Guarantor and any Affiliates in an amount not to exceed $5,000,000.

(ii)                              In addition to any amounts that may be invested pursuant to Section 7.9(i), Borrowers and Guarantor may make Investments in Joint Ventures that are non-recourse to the Guarantor and any Affiliates in amounts equal to 50% of any Net Securities Proceeds raised by Guarantor after March 31, 2008, with the remaining 50% of any net equity proceeds being used to permanently reduce Indebtedness pursuant to Section 2.3.1.5;

(iii)                           Guarantor and Borrowers may maintain its current Investments in cost-sharing arrangements or partnerships already in existence in the amounts set forth on Schedule 7.9, and make further Investments in such cost-sharing arrangements or partnerships identified on Schedule 7.9 consistent with the current activities of such cost-sharing arrangement;

(iv)                          Guarantor may make Investments in Alambry Funding, Inc., A.P. Orleans, Incorporated and Community Management Services Group of up to an aggregate of $600,000, in each case, consistent with the current activities of such entities;

(v)                               Borrowers and Guarantor may make Investments in Real Estate, Lots or Units and improvements thereon owned by a Borrower or Guarantor, subject to the limitations in Section 8.5;

(vi)                            Borrowers and Guarantor may make Investments in equipment or other assets reasonably necessary for the ordinary conduct of the Business;

(vii)                         Borrowers and Guarantor may make lease, utility and other similar deposits in the ordinary course of business;

(viii)                      Borrowers and Guarantor may make Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(ix)                              Borrowers and Guarantor may make Investments in securities acquired in connection with the satisfaction or enforcement of indebtedness or claims due or owing or as security for any such indebtedness or claim;

(x)                                 Borrowers and Guarantor may make Investments in interest rate hedging arrangements entered into with respect to Permitted Debt,

(xi)                              Borrowers may make advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits;

(xii)                           Borrowers and Guarantor may make commission, payroll, Business-related expenses and similar advances to officers and employees;

(xiii)                        Borrowers and Guarantor may make Investments in securities acquired pursuant to any cashless or net exercise of options held by any present or former employee, officer or director of Guarantor or any subsidiary of Guarantor, provided that such options were acquired pursuant to an employee benefit plan; and

(xiv)                       Borrowers and Guarantor may continue to own existing Investments in the entities identified on Schedule 5.1, in the amount of such Investment as of the Closing Date.

7.10                         Limitation on Holdings of Cash and Cash Equivalents..  Guarantor may hold and/or own Cash and Cash Equivalents determined on a consolidated basis in an amount not to exceed $32,500,000 with respect to unrestricted Cash and Cash Equivalents; provided that Guarantor may hold and/or own Cash and Cash Equivalents in excess of $32,500,000 on a consolidated basis for no longer than consecutive five (5) Business Days so long as Borrowers reduce such amount during such period by repaying the Loans or otherwise reducing such amount in a manner permitted by this Agreement.

ARTICLE VIII.
FINANCIAL COVENANTS

So long as the Indebtedness shall remain unpaid or Lenders have any obligation to make Loans or issue Letters of Credit hereunder, Borrowers shall comply with the following covenants.  For purposes of all calculations made for purposes of determining compliance with the financial covenants contained in this Article VIII and the interpretation of any defined terms used in this Article VIII, assets and liabilities associated with (i) any Option Agreement or (ii) option or land bank arrangements of any Borrower or Affiliate of Guarantor that are required to be included in the balance sheet of Guarantor, solely due to Interpretation Number 46, as issued by the Financial Accounting Standards Board in January 2003 (as revised), shall not be included within the calculation performed to determine compliance with the covenants contained in Sections 8.2, 8.7 or 8.8 hereof.  Compliance with the covenants contained in this Article VIII shall, as appropriate, be determined on the combined Financial Statements of Guarantor (which shall include all Borrowers, Guarantor and all consolidated subsidiaries of any Borrower or Guarantor).

8.1                               [Intentionally Omitted].

8.2                               Consolidated Tangible Net Worth.  As of the last day of any Fiscal Quarter, Guarantor shall maintain a minimum Consolidated Tangible Net Worth that is equal to an amount that is not less than $75,000,000; provided that such covenant amount will be (I) reduced by the sum of, without duplication (a) inventory impairments under GAAP on assets in the Borrowing Base taken by the Guarantor and recorded after March 31, 2008 plus (b) the amount of any interest expense incurred less the amount of interest capitalized under Statement of

Financial Accounting Standard No. 34   and recorded after March 31, 2008  plus (c) any additional deferred tax asset valuation reserves recorded after March 31, 2008 (provided that clauses (a) and (c) shall be limited to an aggregate amount not to exceed $30,000,000) plus (d) any impairments or write-offs relating to tangible assets or pre-acquisition costs not contained in the Borrowing Base recorded after March 31, 2008, and (II) increased by the sum of, without duplication, (x) any favorable adjustment recorded after March 31, 2008 to the Deferred Tax Asset valuation allowance as reported in Footnote 1 of the Guarantor’s filed 10-Q Statement on March 31, 2008 plus (y) of 50% of positive quarterly net income after March 31, 2008 plus (c) of 50% of any Net Securities Proceeds received by the Borrowers and Guarantor after March 31, 2008.  Notwithstanding the foregoing, at no time shall Consolidated Tangible Net Worth, after taking into account the reductions and increases above, be less than $35,000,000.

8.3           [Intentionally Omitted].

8.4           [Intentionally Omitted.].

8.5           Real Estate Acquisitions.  No Borrower or Guarantor shall purchase any Real Estate, Lots or Units after the Closing Date, except for (a) up to $8,000,000 of Real Estate, Lots or Units (whether purchase money or otherwise) purchased by the Borrower in the normal course of business, consistent with the projections provided to the Lenders and (b) Improved Land (i.e., finished Lot takedowns and/or controlled rolling Lot options) purchased by the Borrower in the normal course of business, consistent with the projections provided to the Lenders.

8.6           [Intentionally Omitted].

8.7           Cash Flow From Operations.  Commencing on September 30, 2008, as of the last day of each of the following Fiscal Quarters, the Cash Flow Coverage Ratio shall be greater than or equal to:

Fiscal Quarter Ending	Applicable Ratio

September 30, 2008	1.25:1.00
December 31, 2008	1.25:1.00
March 31, 2009	0.40:1.00
June 30, 2009	1.00:1.00
September 30, 2009 and thereafter	1.25:1.00

8.8           Liquidity.  The Liquidity at all times shall be not less than $15,000,000.

8.9           Reports Regarding Financial Covenants.  Together with each delivery of Financial Statements (or within five (5) Business Days after Guarantor files its Annual Report on Form 10-K for such Fiscal Year, if earlier), Borrowers shall submit to Agent a Covenant Compliance Certificate, in the form attached hereto as Exhibit 8.7 and executed by the chief financial officer of Guarantor, confirming that the Borrower is in compliance with the financial covenants of this Article VIII as of the dates provided herein for compliance.

ARTICLE IX.
EVENTS OF DEFAULT

The occurrence of any of the following shall constitute an Event of Default hereunder:

9.1           The failure of Agent to receive from Borrowers payment of any sum as required pursuant to this Agreement or any other Loan Document within five (5) days after the same is payable; provided that the failure of Borrowers to pay the entire Indebtedness to Agent on the Maturity Date shall be an immediate Event of Default, without notice.

9.2           The failure of Borrowers to observe or perform any promise, covenant, warranty, obligation, representation or agreement in this Agreement or in any other Loan Document, or in any other document evidencing or securing any of the Indebtedness or the repayment thereof (and not specifically addressed in the other Sections of this Article IX), within fifteen (15) days after written notice from Agent; provided that the notice and cure period contained in this Section 9.2 shall not apply to the breach of any covenant or obligation contained in Sections 3.4, 6.5, 7.1, 7.2, 7.3, 7.6, 7.9 or 7.10 or in Article VIII, or to any other failure that, by its nature, is not susceptible to being cured by Borrowers or Guarantor.

9.3           Any assignment for the benefit of the creditors of Borrower, the filing of any other proceedings by Borrower or by any other person or entity rendering Borrower or any of the Real Estate subject to a proceeding in insolvency or in bankruptcy, either for liquidation or for reorganization (and in the case of an involuntary proceeding under the Bankruptcy Code, the failure to have same dismissed prior to the entry of an Order for Relief), or if Borrower shall become insolvent or unable to pay debts as they mature.

9.4           The dissolution or reorganization of a Borrower, other than a dissolution or reorganization of a Borrower solely as a result of an Internal Reorganization.

9.5           The (i) entry of a judgment or judgments against Borrower at any time (a) in an aggregate amount that is at least $500,000 in excess of insurance proceeds available to Borrower with respect to such judgment or judgments, if such judgment or judgments are not dismissed or bonded within thirty (30) days or (b) that prevents Borrower from conveying Lots and Units in the ordinary course of business if such judgment or judgments are not dismissed or bonded within thirty (30) days, or (ii) issuance of any writs of attachment, execution or garnishment against Borrower.

9.6           The furnishing to Agent or any Lender, heretofore or hereafter, by or on behalf of Borrower of materially false information, or the refusal by Borrower to hereafter provide material information to Agent upon request.

9.7           If any signature, certificate, opinion, financial statement or other information heretofore or hereafter furnished or made by Borrower to Agent or the Lenders shall prove to be false, incorrect, incomplete or misleading in any material respect on or as of the date furnished, made or deemed made.

9.8                               Any material adverse change in the financial condition of Borrower which causes Requisite Lenders, in good faith, to believe that performance of any of the Indebtedness herein is impaired or doubtful for any reason whatsoever.

9.9                               Any warranty or representation by Borrower contained in this Agreement or in any other Loan Document is now or hereafter materially false or incorrect when made or deemed made.

9.10                         Subject to any applicable grace or cure period therein contained, the occurrence of any “Event of Default” as defined in or occurring under any Loan Document.

9.11                         The occurrence of any default under the terms of any note or other instrument that evidences Debt of Guarantor or any Borrower, or OHI Financing Subordinated Debt, which default continues beyond any applicable cure period contained therein.

9.12                         At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Indebtedness, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Agent or any Lender shall not have or shall cease to have a valid and perfected first priority Lien in any Collateral to the extent such Lien is required under this Agreement, in each case for any reason other than the failure of Agent or any Lender to take any action within its control, or (iii) any Borrower or Guarantor shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party.

For purposes of this Article IX, the term “Borrower” shall include (i) each Person that is then included in the definition of “Borrower” contained in this Agreement and (ii) for purposes of Sections 9.2 through 9.9, inclusive, also Guarantor.

ARTICLE X.
REMEDIES

10.1                         Remedies of Lenders.  Upon the occurrence of an Event of Default hereunder and the completion of any applicable grace or cure period, and during continuance of such Event of Default, (i) with the consent of Requisite Lenders Agent may and (ii) upon the request of Requisite Lenders Agent shall, by notice to Master Borrower on behalf of the Lenders, and with respect to Section 10.1.3 each individual Lender may, exercise all or any of the following remedies, all of which rights and remedies shall be cumulative:

10.1.1      Demand immediate payment in full of all Indebtedness, whereupon the same shall be immediately due and payable.

10.1.2      Immediately terminate Lenders’ obligations to make any Loans or to issue any Letters of Credit or Tri-Party Agreements hereunder and Swing Line Lender’s obligation to make Swing Line Loans.

10.1.3      Set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by any Lender to or for the credit or the account of any Borrower, irrespective of whether Agent or Lenders shall have made any demand under this Agreement, the Line of Credit Notes, the Swing Line Note or any other Loan Document and although such obligations may be unmatured (which rights of the Lenders are in addition to other rights and remedies, including, without limitation, other rights of setoff, which the Lenders may have).  All net funds recovered under the rights provided in this Section 10.1.3 shall be recovered by Lenders as agent for the other Lenders and shall be distributed among Lenders according to their Pro Rata Share.  Each Lender shall be an agent of all other Lenders for purposes of rights of set-off.

10.1.4      Exercise its rights or remedies granted herein, or under applicable law, or which it may otherwise have under any other Loan Document, against Borrowers or against Guarantor.

10.1.5      Notwithstanding anything to the contrary contained in this Section 10.1, upon the occurrence with respect to Guarantor of any event describe in Section 9.3, the entire Indebtedness shall be immediately due and payable and Lenders’ obligations to make Loans or to issue Letters of Credit or Tri-Party Agreements and Swing Line Lender’s obligation to make Swing Line Loans, shall automatically and immediately terminate, without notice from Agent or any Lender.

10.2                         Effect of Delay.  Neither failure nor delay on the part of Agent or the Lenders to exercise any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.3                         Acceptance of Partial Payment.  The acceptance by the Lenders of any partial payments of Loans, Letter of Credit Advances or Swing Line Loans made by any Borrower after the occurrence of an Event of Default hereunder, or the advance of any additional funds or the issuance of a Letter of Credit or execution of a Tri-Party Agreement at any such time, shall not be deemed a waiver by the Lenders of such Event of Default unless expressly agreed in writing by the Agent.

10.4                         Other Available Remedies.  The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under any other Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise.

10.5                         Waiver of Marshalling of Assets.  To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrowers and others with interests in any Borrower, and of the Projects, or to a sale in inverse order of alienation in the event of foreclosure of all or any of the Mortgages, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Agent or Lenders under the Loan

Documents to a sale of the Projects for the collection of the Indebtedness without any prior or different resort for collection or of the right of Lenders to the payment of the Indebtedness out of the net proceeds of the Projects in preference to every other claimant whatsoever.  In addition (but subject to any applicable statute or law governing deficiencies remaining after the sale of any collateral), each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to any Borrower which would require the separate sale of the Projects or require Agent to exhaust its remedies against any individual or any combination of the Projects before proceeding against any other Project or combination of Projects; and further in the event of such foreclosure each Borrower hereby expressly consents to and authorizes, at the option of Agent, the foreclosure and sale either separately or together of any combination of the Projects, to the extent permitted by any applicable statute or law.

10.6         Waiver of Counterclaim.  Each Borrower hereby waives the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against it by Agent or Lenders.

ARTICLE XI.
THE AGENT

11.1         Appointment.  Each of the Lenders hereby irrevocably designates and appoints Agent as agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Agent, as agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Agent.  Any reference to the Agent in this Article XI shall be deemed to refer to the Agent solely in its capacity as Agent and not in its capacity as a Lender.

11.2         Delegation of Duties.  Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely on advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by Agent with reasonable care.

11.3         Exculpatory Provisions.  Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates shall be (i) liable for any action taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Lenders for (a) any recitals, statements, representations or warranties made by Borrowers or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or the other Loan Documents or, (b) the satisfaction of any condition specified herein, other than receipt of items required to be delivered to Agent, or (c) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents, or (d) for any failure of Borrowers or Guarantor to perform their obligations hereunder or thereunder.  Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of Borrowers or Guarantor.  Agent shall have no duty to disclose to Lenders information that is not required to be furnished by Borrowers or Guarantor to Agent at such time, but is voluntarily furnished by any Borrower or Guarantor to Agent in its individual capacity.

11.4         Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by Agent.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 13.9 hereof.  Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Requisite Lenders (or, when expressly required hereby or by the relevant other Loan Document, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Requisite Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

11.5         Non-Reliance on Agent and Other Lenders.  Each Lender expressly acknowledges that neither Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of the Borrowers, Guarantor or any of their respective Affiliates, shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrowers, Guarantor and their respective Affiliates and made its own decision to make Loans and Line of Credit Advances, to participate in Swing Line Loans and to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrowers, Guarantor and their respective Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder or by the other Loan Documents, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers, Guarantor or any of their respective Affiliates which may come into the possession of Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or affiliates.

11.6         Indemnification.  Lenders agree to reimburse and indemnify Agent (in its capacity as Agent but not as a Lender) ratably in proportion to their respective Commitments (i) for any amounts (but excluding syndication expenses) not reimbursed by Borrowers for which Agent is entitled to reimbursement by Borrowers under the Loan Documents (and without limiting the obligation of Borrowers to pay such reimbursement), including reasonable out-of-pocket expenses in connection with the preparation, execution, delivery of the Loan Documents, (ii) for any other reasonable out-of-pocket expenses incurred by Agent, on behalf of Lenders, in connection with the administration and enforcement of the Loan Documents and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for any of the foregoing to the extent they arise from (a) the gross negligence or willful misconduct of Agent or (b) a dispute which is solely between Agent and one or more Lenders in which the other Lender prevails, or (c) an action taken or not taken by Agent contrary to the express requirements contained herein pertaining to the requisite number of Lenders required to approve or direct certain actions or contrary to the instructions received from such Lenders.  The obligations of Lenders under this Section 11.6 shall survive payment of the Indebtedness and termination of this Agreement.  Each Lender shall, within ten (10) Business Days after a written demand therefor accompanied with a description of the amounts payable, contribute its respective Pro-Rata Share of the out-of-pocket costs and expenses incurred by Agent in accordance with the terms of this Agreement, including, but not limited to, fees of receivers or trustees, court costs, title company charges, filing and recording fees, appraisers’ fees and reasonable fees and expenses of attorneys.

11.7         Consequential Damages.  NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN OR IN ANY OF THE LOAN DOCUMENTS, NEITHER AGENT NOR ANY LENDER SHALL BE RESPONSIBLE OR LIABLE TO ANY LENDER OR TO AGENT FOR ANY PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.8         Agent in Its Individual Capacity.  Agent and its respective subsidiaries and affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrowers as though Agent were not an Agent hereunder.  With respect to any Loans, Letter of Credit Advances and Swing Line Loans made or renewed by it and any Line of Credit Note or Swing Line Note issued to it, the Agent shall have the same rights and powers under this

Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include Agent in its individual capacity.

11.9         Resignation or Removal of Agent as Administrative Agent.  Subject to the appointment and acceptance of a successor administrative agent as provided below, (i) Agent may resign at any time by giving sixty (60) days’ written notice thereof to Lenders and Master Borrower, and (ii) Agent may be removed at any time by Requisite Lenders with cause, if it is reasonably determined by Requisite Lenders that Agent has failed, and continues to fail, in the administration of the Facility in accordance with customary practices for similar credit facilities.  Upon any such resignation or removal, Requisite Lenders shall have the right to appoint a successor Agent, subject to the approval of Borrowers, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval of Borrowers shall be required if an Event of Default is in existence.  If no successor administrative agent shall have been so appointed by Requisite Lenders and shall have accepted such appointment within sixty (60) days after the retiring Agent’s notice of resignation or the Requisite Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of Lenders, appoint a successor administrative agent, subject to the approval of Borrowers, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval of Borrowers shall be required if an Event of Default is in existence.  Any successor administrative agent shall be a Lender which has a combined capital and surplus of at least $250,000,000.00.  Upon the acceptance of any appointment as Agent hereunder by a successor administrative agent, such successor administrative agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent hereunder.

11.10       Amendments, Waivers and Consents.  Except as set forth below, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Requisite Lenders (or by Agent with the consent of the Requisite Lenders) and delivered to Agent and, in the case of an amendment, signed by the Borrowers; provided, that without the prior written consent of each Lender no amendment, waiver or consent shall: (i) increase the Facility Amount, the Revolving Sublimit or the Letter of Credit Sublimit, (ii) postpone the Maturity Date or change the date on which any monthly payment of interest is due; (iii) reduce the Interest Rate payable on any Loan or Letter of Credit Advance, or any Loan Fee; (iv) amend the “Advance Rate” percentage set forth in the chart that is part of Section 3.3; (v) permit any assignment (other than as specifically permitted or contemplated in this Agreement) of any of the Borrowers’ rights and obligations hereunder; (vi) release Guarantor; (vii) release any Collateral or consent to the transfer, pledge, mortgage or assignment of any Collateral, other than as specifically provided in this Agreement; or (viii) amend the provisions of this Section 11.10, the definition of Requisite Lenders or any other provision of this Agreement specifying the number or percentage of Lenders required to (a) amend, waive or otherwise modify any rights of Lenders hereunder, (b) make any determination that is to be made by Lenders or (c) grant any consent that is required to be obtained from Lenders.  In addition, no amendment or waiver of the provisions of this Article XI shall be made without the written consent of Agent and no Lender’s Commitment may be increased without such Lender’s consent.

11.11                   Authority.

11.11.1    Agent, as described herein, shall have all rights with respect to collection and administration of the Indebtedness, the security therefor and the exercise of remedies with respect thereto, except, to the extent otherwise expressly set forth herein.  Lenders agree that Agent shall make all determinations as to whether to grant or withhold approvals or consents under the Loan Documents and as to compliance with the terms and conditions of the Loan Documents, except to the extent otherwise expressly set forth therein or herein.  Agent will simultaneously deliver to Lenders copies of any default notice sent to Borrowers under the terms of the Loan Documents and will promptly provide to Lenders copies of any other material notices.

11.11.2    As to any matters which are subject to the consent of any or all of Lenders, as set forth in this Agreement, Agent shall not be permitted or required to exercise any discretion or to take any action except upon the receipt of the written consent to such action by Lenders holding the required Pro Rata Shares, which written instructions shall be binding upon Lenders.  Notwithstanding anything contained herein to the contrary, it is understood and agreed that Lenders’ right to consent to or disapprove any particular matter shall be limited to the extent that Lenders’ or Agent’s rights to consent to or disapprove of such matter are limited in the Loan Documents.  Subject to the foregoing limitations, each Lender hereby appoints and constitutes Agent as its agent with full power and authority to exercise on behalf of such Lender any and all rights and remedies which such Lender may have with respect to, and to the extent necessary under applicable law for, the enforcement of the Loan Documents, including the right to exercise, or to refrain from exercising, any and all remedies afforded to such Lender by the Loan Documents or which such Lender may have as a matter of law.

11.12                   Borrower Default.  Agent shall not be deemed to have knowledge of the occurrence of a default or an Event of Default (other than the nonpayment of principal of or interest on the Loans, Letter of Credit Advances or Swing Line Loans) unless Agent has received notice from a Lender, a Borrower or Guarantor specifying such default or Event of Default and stating that such notice is a “Notice of Default”.  In the event that Agent receives such a notice of the occurrence of a default or an Event of Default, Agent shall give prompt notice thereof to Lenders.  Agent shall give each Lender prompt notice of each nonpayment of principal of or interest on the Loans, Letter of Credit Advances or Swing Line Loans, whether or not Agent has received any notice of the occurrence of such nonpayment.  Agent shall (subject to Section 11.10) take such action hereunder with respect to such default or Event of Default as shall be directed by Requisite Lenders, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default or Event of Default as it shall deem advisable in the best interests of Lenders, including, without limitation, continuing to make Loans.

11.13                   Lender Default.  If any Lender (a “Defaulting Lender”) (i) fails to fund its Pro Rata Share of any Loan or Letter of Credit Advance on or before the time required pursuant to this Agreement, (ii) fails to pay Agent, within twenty (20) days of demand (which demand shall be accompanied by invoices or other reasonable back up information demonstrating the amount owed) for such Lender’s Pro Rata Share of any out-of-pocket costs, expenses or disbursements incurred or made by Agent pursuant to the terms of this Agreement (the aggregate amount described in the foregoing clauses (i) and (ii) which the Defaulting Lender fails to pay or fund is referred to as the “Defaulted Amount”), (iii) has given notice to Agent or any Borrower that it will not make, or that it has disaffirmed or repudiated any obligation to make, any Loan hereunder (unless such notice is given by all Lenders), or (iv) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, then, in addition to the rights and remedies that may be available to the other Lenders (the “Non-Defaulting Lenders”) at law and in equity:

11.13.1    The Defaulting Lender’s right to participate in the administration of the Loan and the Loan Documents, including without limitation, any rights to vote upon, consent to or direct any action of Agent or Lenders shall be suspended and such rights shall not be reinstated unless and until such default is cured (and all decisions, except the decision to remove Agent, which are subject to receiving a vote of a required percentage of Lenders shall be approved if voted in favor of by the required percentage of the Non-Defaulting Lenders); that if Agent is a Defaulting Lender, Agent shall continue to have all rights provided for in this Agreement with respect to the administration of the Loan, unless Requisite Lenders vote to remove and replace such Agent as provided in Section 11.9.

11.13.2    Any or all of the Non-Defaulting Lenders shall be entitled (but shall not be obligated) to fund the Defaulted Amount, and collect interest at the Default Rate on the Defaulted Amount from the Defaulting Lender (after crediting all interest actually paid by Borrower on the Defaulted Amount from time to time) from amounts otherwise payable to the Defaulting Lender for the period from the date on which the payment was due until the date on which payment is made.

11.13.3    In the event the Defaulted Amount is funded by any Non-Defaulting Lenders pursuant to Section 11.13.2, the Defaulting Lender’s interest in the Loans and Letter of Credit Advances and the Loan Documents and proceeds thereof shall be subordinated to any Defaulted Amount funded by any Non-Defaulting Lenders pursuant to Section 11.13.2 plus interest which may be due in accordance with Section 11.13.2, to be applied pari passu among the Non-Defaulting Lenders funding the Defaulted Amount), without necessity for executing any further documents, provided that such Defaulting Lender’s interest in the Loans and the Loan Documents and the proceeds thereof shall no longer be so subordinated if the Defaulted Amount funded by the Non-Defaulting Lenders (and all interest which has accrued pursuant to Section 11.13.2) shall be repaid in full.

11.13.4    To achieve such subordination, (i) Agent shall deduct from the interest due to the Defaulting Lender on its subordinated interest in the Loans and Letter of Credit Advances the excess of interest on the Defaulted Amount at the rate specified in Section 11.13.2 over the interest actually received from Borrower by the Non-Defaulting Lenders which funded the Defaulted Amount on account of their portion of the Defaulted Amount for the same time period and (ii) all amounts received by Agent on account of principal (or reimbursement for amounts otherwise advanced) which would otherwise be payable to the Defaulting Lender shall be paid pari passu to the Non-Defaulting Lenders until the Defaulted Amount and all interest thereon has been repaid in full.

11.13.5    Agent or any Lender shall have the right, with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Defaulting Lender, and such Defaulting Lender agrees that it shall, upon Agent’s request, sell and assign to Agent or such Lender or Lenders, all of the Commitment of such Defaulting Lender for an amount equal to the principal balance of the Note held by the Defaulting Lender and all accrued interest and fees, less any amounts due from the Defaulting Lender with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement.

Nothing contained in this Section 11.13 shall be deemed or construed to waive, diminish or limit, or prevent or stop any Lender from exercising or enforcing, any rights or remedies which may be available at law or in equity as a result of or in connection with any default under this Agreement by a Lender.  In addition, no Lender shall be deemed to be a Defaulting Lender if such Lender refuses to fund its Pro Rata Share of any Loan or Letter of Credit Advance being made after any bankruptcy related Event of Default hereof due to the lack of bankruptcy court approval for such Advance.

11.14                   Ratable Sharing.  The Lenders, by acceptance of a Note, agree among themselves that with respect to all amounts received by them which are applicable to the payment of or reduction of a proportion of the aggregate amount of principal and interest due with respect to the Notes held by any Lender (whether as a result of the enforcement of any Loan Document or on foreclosure of any banker’s or other lien or any setoff or other claim on or against any deposit or other balance of any Borrower or Guarantor held by any Lender) which is greater than the proportion received by any other holder of a Note in respect to the aggregate amount of principal and interest due with respect to the Notes held by it, or any other amount payable hereunder, such Lender or such holder of a Note receiving such proportionately greater payments shall notify each other Lender and Agent of such receipt and remit to them such amounts as are necessary so that all such recoveries of principal and interest with respect to the Notes shall be proportionate to the Lenders’ respective Pro Rata Shares.  If any Lender or holder of a Note receiving such proportionately greater payments is required to return such proportionately greater payment to any trustee, receiver or other representative of or for any Borrower upon or by reason of the bankruptcy, insolvency, reorganization or dissolution of such Borrower, then such other Lender(s) which received its or their Pro Rata Share of such proportionately greater payment must also return such amounts to the appropriate Borrower as if such payment or payments from the Lender receiving such proportionately greater payments had not been made.  If at the time that the provisions of this Section 11.14 are applied there is any Swing Line Loan outstanding, each Lender’s Pro Rata Share shall be appropriately adjusted to reflect the existence of such Swing Line Loan and shall be based on such Lender’s proportionate share of all then-outstanding Indebtedness.

11.15                   Documentation.  Agent shall deliver to any Lender, in addition to the information required to be delivered by Agent to Lenders pursuant to this Agreement, copies of such Loan Documents now or hereafter executed by Borrowers or Guarantor and other documents delivered by Borrowers to Agent, promptly after receipt of a written request therefor.

ARTICLE XII.
INTENTIONALLY OMITTED.

ARTICLE XIII.
MISCELLANEOUS

13.1         Modifications.  Modifications, waivers or amendments of or to the provisions of this Agreement or any other Loan Document shall be effective only if set forth in a written instrument signed by each of the parties to the subject document.

13.2         Binding Nature.  The rights and privileges of Agent and Lenders contained in this Agreement shall inure to the benefit of their respective successors and permitted assigns, and the duties of the Borrowers shall bind all successors and permitted assigns.  All agreements, representations, warranties and covenants made by the Borrowers herein or in any of the other Loan Documents shall survive the execution and delivery of this Agreement and all other documents referred to herein and shall be continuing as long as any portion of any Indebtedness owed to Lenders hereunder shall remain outstanding and unpaid.

13.3         Governing Law.  This Agreement shall in all respects be governed by the laws of the Commonwealth of Pennsylvania.  This Agreement and all of the other Loan Documents shall be construed as if drafted equally by all parties hereto.

13.4         Time of Performance.  Time of performance hereunder is of the essence of this Agreement.

13.5         Severability.  If any provision hereof shall for any reason be held invalid or unenforceable, no other provision shall be affected thereby, and this Agreement shall be construed as if the invalid or unenforceable provision had never been a part of it.

13.6         Captions.  The descriptive headings hereof are for convenience only and shall not in any way affect the meaning or construction of any provision hereof.

13.7         Computations.  Except as otherwise expressly stated herein, all computations required herein shall be made by the application of generally accepted accounting principles and practices applied on a consistent basis.

13.8         Continuing Obligation.  If any claim is ever made upon any Lender for the repayment or return of any money or property received by such Lender from any Borrower in payment of the Loan or any other Obligation and such Lender repays or returns all or part of said money or property by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Lender or any of its property or (ii) any settlement or compromise of any such claim accomplished by such Lender with such claimant, then in such event Borrowers agree that any such judgment, decree, settlement or compromise shall be binding upon Borrowers, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any liability to such Lender, and the Borrowers shall be and shall remain liable to such Lender hereunder for the amount so repaid or the value of the property returned to the same extent as if such had never originally been received by such Lender.  Borrowers agree that no Lender shall have any duty or affirmative obligation to defend against such claim and may object to or pay such claim in its sole discretion without impairing or relinquishing the obligations of Borrowers hereunder.  This Section 13.8 shall survive the termination of this Agreement.

13.9                           Assignment and Participation.

13.9.1                Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 13.9.2, (ii) by way of participation in accordance with the provisions of paragraph (d) of Section 13.9.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 13.9.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 13.9.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

13.9.2                Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

13.9.2.1                                       Minimum Amounts.

(i)                       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans and Letter of Credit Advances at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(ii)                    in any case not described in Section 13.9.2.1(i), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans or Letter of Credit Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

13.9.2.2                                         Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan, Letter of Credit Advances or the Commitment assigned.

13.9.2.3                                         Required Consents.  No consent shall be required for any assignment except to the extent required by Section 13.9.2.1 or this Section 13.9.2.3 and, in addition:

(i)        the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii)       the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Loan, Letter of Credit Advance or Commitment if such assignment is to a Person that is not a Lender with a Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iii)      the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

13.9.2.4                                         Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

13.9.2.5                                         No Assignment to Borrower.  No such assignment shall be made to any Borrower or Guarantor or any of the Borrowers’ or Guarantor’s Affiliates.

13.9.2.6                                         No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent pursuant to Section 13.9.1, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 13.15 hereof with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.9.4.

13.9.3                Register.  Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at its office in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and Letter of Credit Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrowers, Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

13.9.4      Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or Agent, sell participations to any Person (other than a natural person or Guarantor, a Borrower or any of Guarantor’s Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and Letter of Credit Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of Participant, agree to any amendment, modification or waiver described in Section 11.10 that requires the consent of all Lenders, that affects such Participant.  Subject to Section 13.9.5, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 13.15 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.9.1.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.14 as though it were a Lender, provided such Participant agrees to be subject to Section 11.14 as though it were a Lender.

13.9.5      A Participant shall not be entitled to receive any greater payment under Sections 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Master Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Master Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.16 as though it were a Lender.

13.9.6      Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

13.10                   Notices.

13.10.1    Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 13.10.4), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier to the addresses set forth below:

If to Master Borrower, any other Borrower or Guarantor:	c/o Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, Pennsylvania 19020
Attention: Garry P. Herdler
Fax: (215) 633-2352
E-mail: gherdler@orleanshomes.com

with copies to:	Lawrence J. Dugan, Esquire
c/o Orleans Homebuilders, Inc.
3333 Street Road
Bensalem, Pennsylvania 19020
Fax: 215-633-3019
E-mail: ldugan@orleanshomes.com

and

William M. Hartnett, Esquire
Cahill Gordon & Reindel LLP
Eighty Pine Street
New York, NY 10005-1702
Fax: 212-278-2198
E-mail: whartnett@cahill.com

and

Michael E. Plunkett, Esquire
WolfBlock LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Fax: 215-405-2583
E-Mail: mplunkett@wolfblock.com

If to Agent (other than regarding fundings):	Wachovia Bank, National Association
123 S. Broad Street
Philadelphia, Pennsylvania 19109
Attention: Julie Pasceri-Young, VP
Fax: 215-670-6530
E-mail: Julie.Pasceri-Young@wachovia.com

with copies to:	Wachovia Bank, National Association
Mail Code VA 7391
P.O. Box 13327
Roanoke, VA 24040

or

10 South Jefferson Street
Roanoke, VA 24011

and

Peter S. Clark, Esquire
Reed Smith LLP
2500 One Liberty Place
Philadelphia, PA 19103
Fax: 215-851-1420
E-mail: pclark@reedsmith.com

If to Agent regarding fundings:	To Agent as provided in Section 2.12.2

If to Lenders:	At the address provided on the
Signature Page of such Lender

13.10.2    Notices given to Master Borrower shall be deemed to have been given to all of the Borrowers, notwithstanding that any such notice is addressed only to Master Borrower.

13.10.3    Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 13.10.4, shall be effective as provided in Section 13.10.4.

13.10.4    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified Agent that it is incapable of receiving notices under such Article by electronic communication.  Agent or Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

13.10.5    Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

13.10.6    Notice given to any party by the attorney for another party shall constitute notice from such party (and the attorneys for each party are hereby permitted to give such notice to each other party on behalf of their client).  Failure to provide copies of any notice to counsel as provided above shall not invalidate or limit the effect of such notice.

13.11                   Cumulative Remedies.  The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies (including without limitation, the right of specific performance) which Agent or Lenders would otherwise have.  Any waiver, consent or approval of any kind or character on the part of Agent or Lenders of any Event of Default or breach of this Agreement or any Loan Document or any such waiver of any provision or condition hereof or thereof must be in writing, signed by Agent, and shall be effective only to the extent in such writing specifically set forth.  Borrowers acknowledge that, with respect to this Agreement and its terms, Borrowers are neither authorized nor entitled to rely on any representations, course of dealing, modifications or assurances in any form as to any subject from any officer of Agent unless and until such representations, modifications, course of dealing, or assurances are set forth in writing and signed by such officer of Agent.

13.12                   Third Party Beneficiaries.  The parties do not intend the benefits of this Agreement to inure to any third party.  Notwithstanding anything contained herein or in the Notes or any other Loan Document executed in connection with this transaction, or any conduct or course of conduct by either or both of the parties hereto, or their respective Affiliates, agents, or employees, before or after the signing of this Agreement or any of the other aforesaid Loan Documents, this Agreement shall not be construed as creating any rights, claims, or causes of action against Agent or any Lender, or any of their respective officers, directors, agents, or employees, in favor of any person or entity other than Borrowers.

13.13                   Entire Agreement.  This Agreement, the other Loan Documents contain the entire agreement and understanding among Borrowers, Lenders and Agent regarding the Facility.  All prior negotiations and discussions between or among any of the parties hereto regarding the Facility and the terms and conditions thereof are superseded by this Agreement and the other Loan Documents.

13.14                   Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

13.15                   Expenses and Indemnification.

13.15.1    The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or

Tri-Party Agreement or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Agent, any Lender or the Issuer (including the fees, charges and disbursements of any counsel for the Agent, any Lender or the Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Agent, any Lender or the Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit or Tri-Party Agreements issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

13.15.2    Borrowers and, by its execution of the Guaranty, Guarantor agree to indemnify and hold harmless Agent and Lenders and each of their respective affiliates and each of their respective officers, directors, employees, agents, advisors and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and reasonable expenses (including, without limitation, fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to any investigation, litigation or proceeding or the preparation of any defense with respect thereto, arising out of or in connection with the Facility, any of the Loan Documents or any of the transactions contemplated hereby or thereby, or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by a Borrower, Guarantor, any of its or their shareholders or creditors, an Indemnified Party or any other Person, or an Indemnified Party is otherwise a party thereto, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

No Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Borrower, Guarantor or any of its or their shareholders or directors for or in connection with the transactions contemplated hereby, except to the extent such liability is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.

13.15.3    Agent shall promptly give Borrowers written notice of all suits or actions instituted against Lenders with respect to which Borrowers have indemnified Lenders, and Borrowers shall timely proceed to defend any such suit or action through counsel reasonably acceptable to Lenders.  In the event that Lenders determine in good faith that the subject action, if decided adversely to Lenders’ interest, would have a material adverse effect upon any Lender, Lenders shall also have the right, at the expense of Borrowers, to participate in or, at Lenders’ election, assume the defense or prosecution of such suit, action, or proceeding, and in the latter event Borrowers may employ counsel and participate therein.  Agent shall have the right to adjust, settle, or compromise any claim, suit, or judgment after notice to Borrowers, unless Borrowers desire to litigate such claim, defend such suit, or appeal such judgment and simultaneously therewith deposit with Agent collateral security sufficient to pay any judgment rendered, with interest, costs, legal fees and expenses; and the right of Lenders to indemnification under this Agreement shall extend to any money paid by Lenders in settlement or compromise of any such claims, suits, and judgments in good faith, after notice to Borrowers.

13.15.4    If any suit, action, or other proceeding is brought by Lenders against Borrowers for breach of Borrowers’ covenant of indemnity herein contained, separate suits may be brought as causes of action accrue, without prejudice or bar to the bringing of subsequent suits on any other cause or causes of action, whether theretofore or thereafter accruing.

13.15.5    The obligations of Borrowers and Guarantor under this Section 13.15 shall survive the repayment of the Debt and termination of this Agreement, and shall continue in full force and effect so long as the possibility of such claim, action or suit exists.  If, and to the extent that the obligations of Borrowers or Guarantor under this Section 13.15 are unenforceable for any reason, Borrowers and Guarantor hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

13.16                   Relationship of Parties.  It is hereby acknowledged by Lenders and Borrowers that the relationship between them created hereby and by the other Loan Documents is that of creditor and debtor and is not intended to be and shall not in any way be construed to be that of a partnership, a joint venture, or principal and agent.  It is hereby further acknowledged that Agent’s disbursement of any Loan proceeds or Letter of Credit Advance to anyone other than a Borrower shall not be deemed to make Agent or Lenders a partner, joint venturer, or principal or agent of Borrowers, but rather shall be deemed to be solely for the purpose of protecting Lenders’ security for the Indebtedness.  The relationship between Agent and the Lenders is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between or among them.

13.17                   Joint and Several Liability.  The liability of each Person that is, or by reason of its execution of a Joinder hereafter becomes, a Borrower for (i) the performance of this Agreement and of each of the other Loan Documents and (ii) for payment of the Indebtedness shall be joint and several.

13.18                   Damage Waiver.  To the extent permitted by law, no Borrower or Guarantor shall assert, and each Borrower and Guarantor hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

13.19                   Publicity.  Agent may, at its option and in such manner as it may determine and which Master Borrower shall approve (such approval not to be unreasonably withheld, delayed or conditioned), announce and publicize the involvement of Agent and Lenders in the granting of the Facility.

13.20                   No Implied Waiver.  No delay or failure of Agent or the Lenders in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

13.21       USA Patriot Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56) (signed into law October 26, 2001) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify Borrowers in accordance with the Act; Agent shall obtain such information on behalf of the Lenders.

13.22       Taxes.  Borrowers agree to pay or cause to be paid any and all stamp, document, transfer or recording taxes, and similar impositions payable or hereafter determined to be payable in connection with the Notes, the Mortgages or any other Loan Document, and agree to save Agent and the Lenders harmless from and against any and all present or future claims or liabilities with respect to, or resulting from, any delay in paying or omission to pay, any such taxes or similar impositions.

13.23       Conflict; Construction of Documents; Reliance.  In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control; provided that any provision of the Loan Documents which imposes additional burdens on Borrowers or further restricts the rights of Borrowers or gives the Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.  The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted them.  Each Borrower acknowledges that it has read the entirety of this Agreement and of every other Loan Document and that Borrowers shall rely solely on their own judgment and on their legal counsel and advisors in entering into the Facility and executing the Loan Documents, without relying in any manner on any statements, representations or recommendations of Agent or any Lender or any parent, subsidiary or Affiliate of Agent or of any Lender, or of any employee, officer, agent or advisor of any of the foregoing entities.

13.24       Jurisdiction.  IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY LOAN DOCUMENT OR THE RELATIONSHIP EVIDENCED HEREBY, BORROWERS HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE COURT OF COMMON PLEAS OF PHILADELPHIA OR BUCKS COUNTY, PENNSYLVANIA, AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA.  BORROWERS EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWERS HEREBY WAIVE ANY OBJECTION WHICH BORROWERS MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.  BORROWERS HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND ANY OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT, AND ANY OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWERS AT THE ADDRESS SET FORTH ABOVE AND THAT SERVICE SO MADE SHALL BE DEEMED

COMPLETED UPON THE PROVIDING OF NOTICE IN ACCORDANCE WITH THE TERMS HEREOF.  NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHTS OF AGENT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY AGENT OR LENDERS OF ANY CLAIM, JUDGMENT OR ORDER OBTAINED IN SUCH FORUM, OR THE TAKING OF ANY ACTION UNDER THIS AGREEMENT OR OTHERWISE TO ENFORCE SAME, IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

13.25                   Waiver of Jury Trial.  BORROWERS, AGENT AND LENDER, AFTER CONSULTATION WITH THEIR RESPECTIVE COUNSEL, EACH HEREBY WAIVE ANY RIGHT WHICH THEY MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) COMMENCED BY OR AGAINST THEM OR ANY OF THEM IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR IN ANY WAY PERTAINING TO THE FACILITY OR THE RELATIONSHIPS EVIDENCED BY THIS AGREEMENT.

13.26                   Existing Credit Agreement; No Novation.  This Agreement supersedes, amends and restates in full, the Existing Credit Agreement and all prior amendments thereof.  The Indebtedness referred to herein includes all of the Indebtedness outstanding pursuant to the Existing Credit Agreement immediately prior to the execution of this Agreement, and the parties acknowledge and agree that this Agreement is not intended to, nor shall it, constitute a novation.  All Notes issued and outstanding pursuant to the Existing Credit Agreement (including all replacement Notes) constitute Notes issued pursuant to, and shall have the benefit of, this Agreement.  Borrowers acknowledge agree that all references in any Loan Document heretofore executed by any Borrower to the “Loan Agreement” mean and refer to the Existing Credit Agreement, as amended and restated by this Agreement.

13.27                   Releases.

13.27.1            Release.

13.27.1.1         Each Borrower and Guarantor hereby acknowledges and agrees that, as of the Closing Date, no right of offset, defense, counterclaim, claim, causes of action or objection in favor of any Borrower and Guarantor against the Lenders (including all lenders prior to the Closing Date) or the Agent, any other agent or any Issuer exists arising out of or with respect to (i) the Indebtedness, this Agreement or any of the other Loan Documents; (ii) any other documents evidencing, securing or in any way relating to the foregoing, or (iii) the administration or funding of the Loans, the Commitment or the issuance of Letters of Credit or Tri-Party Agreements.

13.27.1.2         Each Borrower and Guarantor hereby expressly waives, releases and relinquishes any and all defenses, setoffs, claims, counterclaims, causes of action or objections, if any, against such Lenders, the Agent, the other agents or any Issuer, whether known or unknown, both at law and in equity, only to the extent arising out of any matter, cause or event occurring on or prior to the Closing Date.

13.27.1.3         Each Borrower and Guarantor for itself, each other Borrower and Guarantor and their respective successors and assigns in interest and any person that may derivatively or otherwise assert a claim through or by any of the foregoing to the fullest extent permitted by applicable law (collectively, the “Releasors”) waives and releases against Agent and each Lender and each of their respective employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, partners, predecessors, successors and assigns, subsidiary corporations, parent corporations, related corporate divisions, participants and assigns (collectively, the “Releasees”), and covenants not to commence or pursue any litigation or action, claims, demands, causes of action, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, setoffs, recoupments, counterclaims, defenses, expenses, damages and/or judgments, whatsoever in law or in equity (whether matured, unmatured, contingent or non-contingent) that relate in any way, either directly or indirectly, to this Agreement, any Loan Documents, the transactions contemplated thereby or any action by Agents, Lenders or any other Releasee in any way related thereto, whether known or unknown, which each of the Releasors had, now has or may have, in each case only to the extent arising out of any matter, cause or event occurring prior to the Closing Date.  Each of the Releasors hereby agrees that federal or state laws, rights, rules or legal principles of any other jurisdiction which may be applicable thereto, to the extent that they apply to the matters released hereby, are knowingly and voluntarily waived and relinquished by such Releasors, to the full extent that such rights and benefits pertaining to the matters released herein may be waived, and each of the Releasors hereby agrees and acknowledges that this waiver is an essential term of this Agreement, without Agents and Lenders would not have entered into this Agreement.  Each of the Releasors represents and warrants that it has not purported to transfer, assign, pledge or otherwise convey any of its right, title or interest in any matter released hereby to any other person.  In connection with the release in this Agreement, each of the Releasors acknowledges that it is aware it may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those which such Loan Parties now knows or believes to be true, with respect to the matters released herein.  Nevertheless, it is each of the Releasors’ intent in executing this Agreement to fully, finally and forever release and settle such matters to the extent they arise out of any matter, cause or event occurring prior to the Closing Date.  In making this release, each of the Releasors has consulted with counsel concerning the effect thereof.

13.27.2    Limited Waiver.  Upon the satisfaction of the conditions set forth in Section 4, the Borrower and Guarantor hereby represent and warrant that no Default or Event of Default with respect to such Borrower or Guarantor has occurred and continues to exist other than any Default or Event of Default arising out of the facts and circumstances described on Schedule 13.27.2.  In reliance upon such representation and warranty, the undersigned Lenders hereby waive any Defaults or Events of Default arising under the Existing Credit Agreement and continuing to exist thereunder immediately prior to the occurrence of the Closing Date and immediately prior to giving effect to the consummation of the Transactions on the Closing Date (collectively, the “Prior Events of Default”).  Without limiting the generality of the provisions of the covenants set forth in this Agreement, the waiver set forth herein shall be limited precisely as written and relates solely to the noncompliance by the Borrowers and Guarantor with respect to the Prior Events of Default in the manner and to the extent described in this paragraph, and nothing in this paragraph shall be deemed to (a) constitute a waiver of compliance by Borrowers and Guarantor with respect to any term, provision or condition of this Agreement or any other Loan Document or any other instrument or agreement referred to herein or therein or (b) prejudice any right or remedy that the Agent, Issuing Lender, any Agent or any Lender may now have or may have in the future under or in connection with the Agreement or any other Loan Document or any other instrument or agreement referred to therein and after giving effect to the consummation of the transactions on the Closing Date.  The waiver with respect to any Default or Events of Default arising out of the facts and circumstances described on Schedule 13.27.2 shall be effective only if on or before October 3, 2008 the actions described in Schedule 13.27.2 are taken and, if such actions are taken, such waiver shall also be effective with respect to the period between the satisfaction of the conditions set forth in Section 4 and the effectiveness of the waiver with respect to the facts and circumstances described in Section 13.27.2.

13.28       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of page is blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal the day and year set forth above.

Master Borrower:	Greenwood Financial Inc., a Delaware corporation

	By:	/s/ Lawrence J. Dugan
	Name:	Lawrence J. Dugan
	Title:	Vice President

Corporate Borrowers:	OHB Homes, Inc.
Orleans Corporation
Orleans Corporation of New Jersey
Orleans Construction Corp.
Parker & Lancaster Corporation
Parker & Orleans Homebuilders, Inc.
Sharp Road Farms, Inc.

	By:	/s/ Lawrence J. Dugan
	Name:	Lawrence J. Dugan
	Title:	Vice President

Limited Liability Company
Borrowers:	Masterpiece Homes, LLC
OPCNC, LLC
Orleans at Bordentown, LLC
Orleans at Cooks Bridge, LLC
Orleans at Covington Manor, LLC
Orleans at Crofton Chase, LLC
Orleans at East Greenwich, LLC
Orleans at Elk Township, LLC
Orleans at Evesham, LLC
Orleans at Hamilton, LLC
Orleans at Harrison, LLC
Orleans at Hidden Creek, LLC
Orleans at Jennings Mill, LLC
Orleans at Lambertville, LLC
Orleans at Lyons Gate, LLC
Orleans at Mansfield, LLC
Orleans at Maple Glen, LLC
Orleans at Meadow Glen, LLC
Orleans at Millstone, LLC
Orleans at Millstone River Preserve, LLC
Orleans at Moorestown, LLC
Orleans at Tabernacle, LLC

[Borrowers’ signatures continued on the following page]

Orleans at Upper Freehold, LLC
Orleans at Wallkill, LLC
Orleans at Westampton Woods, LLC
Orleans at Woolwich, LLC
Orleans Arizona Realty, LLC
Orleans DK, LLC
Parker Lancaster, Tidewater, L.L.C.
Wheatley Meadows Associates, LLC

	By:	/s/ Lawrence J. Dugan
	Name:	Lawrence J. Dugan
	Title:	Vice President
Limited Partnership
Borrowers:	Brookshire Estates, L.P. (f/k/a Orleans at Brookshire Estates, L.P.)
Orleans at Falls, LP
Orleans at Limerick, LP
Orleans at Lower Salford, LP
Orleans at Thornbury, L.P.
Orleans at Upper Saucon, L.P.
Orleans at Upper Uwchlan, LP
Orleans at West Bradford, LP
Orleans at West Vincent, LP
Orleans at Windsor Square, LP
Orleans at Wrightstown, LP
Stock Grange, LP
	By:	OHI PA GP, LLC, sole General Partner

	By:	/s/ Lawrence J. Dugan
Name: Lawrence J. Dugan
Title: Vice President

Orleans RHIL, LP
Realen Homes, L.P.
	By:	RHGP, LLC, sole General Partner
	By:	Orleans Homebuilders, Inc.,
Authorized Member

	By:	/s/ Garry P. Herdler
	Name:	Garry P. Herdler
	Title:	Executive Vice President and Chief Financial Officer

Guarantor:	Orleans Homebuilders, Inc., a Delaware corporation

	By:	/s/ Garry P. Herdler
		Name:	Garry P. Herdler
		Title:	Executive Vice President and Chief Financial Officer

[Lenders’ signatures continued on the following pages]

Agent:	Wachovia Bank, National Association

	By:	Ron Ferguson
Name: Ron Ferguson
Title: Managing Director

LENDER SIGNATURE PAGE TO AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	Ron Ferguson
Name: Ron Ferguson
Title: Managing Director

Address:
301 South College Street
Charlotte, NC 28202

Attn:	Ron Ferguson
Fax:	704-383-6249

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

Bank of America, NA

By:	Sean Finnegan
Name: Sean Finnegan
Title: Senior Vice President

Notice Address:
4 Sentry Parkway, Suite 200
Blue Bell, PA 19422
Attn: Sean Finnegan, Senior Vice President
Fax: 610-825-3328

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

Sovereign Bank

By:	Ernest J. Kociban
Name: Ernest J. Kociban
Title: Senior Vice President

Notice Address:
Sovereign Bank
Two Aldwyn Center
Route 320 and Lancaster Ave.
Villanova, PA 19085
Fax: 610-526-6201

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

MANUFACTURERS AND TRADERS TRUST COMPANY

By:	Bernard T. Shields
Name: Bernard T. Shields
Title: Vice President

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

[LEGAL NAME OF BANK ENTITY WITH COMMITMENT] FIRSTRUST BANK

By:	Gary S. Kinn
Name: Gary S. Kinn
Title: Senior Vice President

Notice Address:
15 East Ridge Pike
Conshohocken, PA 19428
Attn: G. Kinn
Fax: 610-238-5065

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

Guaranty Bank

By:	Linda Garcia
Name: Linda Garcia
Title: Senior Vice President

Notice Address:
8333 Douglas Avenue
Dallas, Texas 75225

Attn: Linda Garcia
Fax: (214) 360-2624

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

CITIZENS BANK OF PENNSYLVANIA

By:	Bruce G. Shearer
Name: Bruce G. Shearer
Title: Senior Vice President

Notice Address:
525 William Penn Place, Suite 153-2720
Pittsburgh, PA 15219-1727
Attn: Bruce G. Shearer
Fax: 412-867-2463

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

TD Bank, N.A.
as successor to Commerce Bank, N.A.

By:	Robert E. Delany
Name: Robert E. Delany
Title: Vice President

Notice Address:
1701 Route 70 East
Cherry Hill, New Jersey 08034

Attn: Robert E. Delany
Fax: (856) 533-2046

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

SunTrust Bank

By:	Lauren P. Carrigan
Name: Lauren P. Carrigan
Title: Vice President

Notice Address:
303 Peachtree Street, NE
9th Floor
Atlanta, GA 30308
Attn: Lauren P. Carrigan
Fax: (404) 374-3875

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

Regions Bank

By:	Daniel McClurkin
Name: Daniel McClurkin
Title: Assistant Vice President

Notice Address:
1900 5th Avenue North, RC-15
Birmingham, Alabama
35203

Attn: Daniel McClurkin
Fax: 205-801-0138

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

COMERICA BANK

By:	Laura L. Benson
Name: Laura L. Benson
Title: Vice President

Notice Address:
500 Woodward Avenue, MC 3205
Detroit, MI 48226
Attn: Laura L. Benson
Fax: 313-222-5706

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

COMPASS BANK

By:	Johanna Duke Paley
Name: Johanna Duke Paley
Title: Senior Vice President

Notice Address:
15 South 20th Street, 15th Floor
Birmingham, AL 35223
Attn: Jo Paley
Fax: (205) 297-7212

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

J.P. Morgan Chase Bank, N.A.

By:	Randall B Durant
Name: Randall B Durant
Title: Senior Vice President

Notice Address:
PO Box 660197
Dallas, Texas 75266-0197
Overnite – 700 North Pearl, Suite 801,
Dallas, Texas 75201
Attn: Randall B Durant
Fax: 214-965-2087

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

LASALLE BANK NATIONAL ASSOCIATION

By:	Sean Finnegan
Name: Sean Finnegan
Title: Senior Vice President

Notice Address:
4 Sentry Parkway, Suite 200 Blue Bell, PA 19422
Attn: Sean Finnegan, Senior Vice President
Fax: 610-825-3328

LENDER SIGNATURE PAGE TO SECOND AMENDED AND RESTATED REVOLVING CREDIT LOAN AGREEMENT WITH GREENWOOD FINANCIAL, INC. AS MASTER BORROWER:

DEUTSCHE BANK TRUST COMPANY
AMERICAS

By:	David J Bell	Silvia L. Spear
	Name: David J Bell	Silvia L. Spear
	Title: Managing Director	Managing Director

Notice Address:

Deutsche Bank Trust Company Americas
60 Wall Street – MS: NYC60 – 1120
New York, New York 10005
Attn: David J Bell
Fax: (212) 797-5695
E-mail: david.j.bell@db.com